                          SECOND AMENDED AND RESTATED

                               CREDIT AGREEMENT

                                     AMONG

                   HOME HEALTH CORPORATION OF DELAWARE, INC.
                                 ("Borrower"),

                    THE BANKS SET FORTH ON SCHEDULE 1 HERETO
                                   ("Banks")

                                      AND

                             CORESTATES BANK, N.A.,
                             AS AGENT FOR THE BANKS
                                   ("Agent")

                                August 22, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

SECTION 1 - DEFINITIONS.....................................................   1
             1.1.  Definitions..............................................   1
             1.2.  Rules of Construction....................................  13

SECTION 2 - CREDIT FACILITIES...............................................  14
             2.1.  The Facilities...........................................  14
             2.2.  Promissory Notes.........................................  15
             2.3.  Banks' Participation.....................................  16
             2.4.  Use of Proceeds..........................................  16
             2.5.  Repayment................................................  17
             2.6.  Interest.................................................  17
             2.7.  Advances.................................................  23
             2.8.  Reduction and Termination of Commitment..................  26
             2.9.  Prepayment...............................................  26
             2.10. Payments.................................................  27
             2.11. Commitment Fee...........................................  27
             2.12. Closing Fee..............................................  28
             2.13. Agent's Fees.............................................  28
             2.14. Regulatory Changes in Capital Requirements...............  28

SECTION 2A - LETTERS OF CREDIT..............................................  29
             2A.1. Availability of Credits..................................  29
             2A.2. Commitment Availability..................................  30
             2A.3. Approval and Issuance....................................  30
             2A.4. Obligations of the Borrower..............................  30
             2A.5. Payment by Banks on Letters of Credit....................  32
             2A.6. Collateral Security......................................  32
             2A.7. General Terms of Credits.................................  33

SECTION 3 - REPRESENTATIONS AND WARRANTIES..................................  34
             3.1.  Organization and Good Standing...........................  34
             3.2.  Power and Authority; Validity of Agreement...............  34
             3.3.  No Violation of Laws or Agreements.......................  34
             3.4.  Material Contracts.......................................  35
             3.5.  Compliance...............................................  35
             3.6.  Litigation...............................................  35
             3.7.  Title to Assets..........................................  35
             3.8.  Accuracy of Information; Full Disclosure.................  36
             3.9.  Taxes and Assessments....................................  36
             3.10. Indebtedness.............................................  36
             3.11. Management Agreements....................................  37
             3.12. Investments..............................................  37
             3.13. ERISA....................................................  37
             3.14. Fees and Commissions.....................................  38
             3.15. No Extension of Credit for Securities....................  38
             3.16. Perfection of Security Interest..........................  38

                                                                            Page
                                                                            ----
             3.17. Hazardous Wastes, Substances and Petroleum
                   Products.................................................  38
             3.18. Solvency.................................................  39
             3.19. Employee Controversies...................................  39
             3.20. Inactive Subsidiaries....................................  40

SECTION 4 - CONDITIONS......................................................  40
             4.1.  First Advance............................................  40
             4.2.  Advances or Issuances....................................  42

SECTION 5 - AFFIRMATIVE COVENANTS...........................................  42
             5.1.  Existence and Good Standing..............................  42
             5.2.  Quarterly Financial Statements...........................  42
             5.3.  Annual Budget and Financial Statements...................  43
             5.4.  Compliance Certificate...................................  43
             5.5.  Public Information.......................................  43
             5.6.  Books and Records........................................  43
             5.7.  Insurance................................................  44
             5.8.  Litigation; Event of Default.............................  44
             5.9.  Taxes....................................................  44
             5.10. Costs and Expenses.......................................  44
             5.11. Compliance; Notification.................................  44
             5.12. ERISA....................................................  45
             5.13. Maximum Funded Debt to Adjusted EBITDA Ratio.............  45
             5.14. Fixed Charge Coverage Ratio..............................  46
             5.15. Maximum Leverage Ratio...................................  46
             5.16. Current Ratio............................................  46
             5.17. Management Changes.......................................  46
             5.18. Transactions Among Affiliates............................  46
             5.19. Joinders.................................................  46
             5.20. Subordination Agreements.................................  46
             5.21. Other Information........................................  47

SECTION 6 - NEGATIVE COVENANTS..............................................  47
             6.1.  Indebtedness.............................................  47
             6.2.  Guaranties...............................................  47
             6.3.  Loans....................................................  47
             6.4.  Liens and Encumbrances...................................  48
             6.5.  Additional Negative Pledge...............................  48
             6.6.  Restricted Payments......................................  49
             6.7.  Transfer of Assets; Liquidation..........................  49
             6.8.  Acquisitions and Investments.............................  49
             6.9.  Payments to Affiliates...................................  50
             6.10. Use of Proceeds..........................................  50

SECTION 7 - ADDITIONAL COLLATERAL AND RIGHT OF SET-OFF......................  51
             7.1.  Additional Collateral....................................  51
             7.2.  Right of Set-off.........................................  51

SECTION 8 - DEFAULT.........................................................  51

                                                                            Page
                                                                            ----
             8.1.  Events of Default..........                                51
             8.2.  Remedies                                                   54

SECTION 9 - AGENCY PROVISIONS                                                 55
             9.1.  Application of Payments....                                55
             9.2.  Set-Off                                                    55
             9.3.  Modifications and Waivers..                                55
             9.4.  Obligations Several........                                56
             9.5.  Banks' Representations.....                                56
             9.6.  Investigation..............                                56
             9.7.  Powers of Agent............                                56
             9.8.  General Duties of Agent, Immunity and
                   Indemnity..................                                56
             9.9.  No Responsibility for Representations or
                   Validity, etc..............                                56
             9.10. Action on Instruction of Banks; Right to
                   Indemnity..................                                57
             9.11. Employment of Agents.......                                57
             9.12. Reliance on Documents......                                57
             9.13. Agent's Rights as a Bank...                                57
             9.14. Expenses...................                                57
             9.15. Resignation of Agent.......                                58
             9.16. Successor Agent............                                58
             9.17. Collateral Security........                                58
             9.18. Enforcement by Agent.......                                58

SECTION 10 - MISCELLANEOUS                                                    58
            10.1.  Indemnification and Release Provisions.........            58
            10.2.  Participations and Assignments................             59
            10.3.  Binding and Governing Law..                                60
            10.4.  Survival...................                                60
            10.5.  No Waiver; Delay...........                                60
            10.6.  Modification...............                                60
            10.7.  Headings...................                                60
            10.8.  Notices....................                                60
            10.9.  Payment on Non-Business Days.......................        61
            10.10. Time of Day................                                61
            10.11. Severability...............                                61
            10.12. Counterparts...............                                61
            10.13. Consent to Jurisdiction and Service of Process.....        61
            10.14. WAIVER OF JURY TRIAL.......                                62
            10.15. ACKNOWLEDGEMENTS...........                                62

                                LIST OF EXHIBITS


Exhibit A:   Advance Request Forms
             A-1:  Revolving Loan Advances
             A-2:  Acquisition Loan Advances

Exhibit B:   Letter of Credit Forms
             B-1:  Request Form
             B-2:  Application

Exhibit C:   Form of Notes
             C-1:  Revolving Note
             C-2:  Acquisition Note

Exhibit D:   Form of Seller Subordination Agreement

Exhibit E:   Form of Adjustment Request

Exhibit F:   Disclosure Pursuant to Representations and Warranties

Exhibit G:   Funding Costs and Loss of Earnings Calculation

Exhibit H:   Form of Compliance Certificate

Exhibit I:   Form of Permitted Acquisition Report

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                  --------------------------------------------


          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made this 22nd day of August, 1996, by and among HOME HEALTH CORPORATION OF DELAWARE, INC., a Delaware corporation ("Borrower"); CORESTATES BANK, N.A., a national banking association ("CoreStates") and the other banks identified on
Schedule 1 attached hereto (each individually a "Bank" and individually and collectively, "Banks"); and CoreStates as agent for the Banks ("Agent").


                                   BACKGROUND
                                   ----------

     A. Borrower, Home Health Corporation of America, Inc., a Pennsylvania corporation ("Parent"), and the other subsidiaries of Parent (collectively, with Borrower and Parent, the "Existing Borrowers") are parties with CoreStates to that certain Amended and Restated Credit Agreement dated March 3, 1995, as amended (the "Existing Credit Agreement"); and

     B. Existing Borrowers have requested, and CoreStates and the other Banks have agreed, to amend and restate the Existing Credit Agreement to make Borrower the borrower hereunder, and the other Existing Borrowers to be guarantors of the Loan (defined below), to increase the aggregate availability under the Loan to Fifty Million Dollars ($50,000,000), to add the Banks in addition to CoreStates, and in certain additional respects, all on the terms and conditions as set forth herein.

          In consideration of the foregoing background and the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto amend and restate the Existing Credit Agreement in its entirety as follows:

                                   SECTION 1

                                  DEFINITIONS
                                  -----------

          1.1.  Definitions.  When used in this Agreement, the following terms
                -----------
shall have the respective meanings set forth below.

          "Acquisition Commitment" means the aggregate principal amount which
           ----------------------
Banks have agreed to make available under Paragraph 2.1(b) hereof, being Thirty Million Dollars ($30,000,000) on the date hereof, subject to adjustment from time to time in accordance with Paragraphs 2.1(c) and 2.8 hereof.

          "Acquisition Commitment Termination Date" means the earlier of (i)
           ---------------------------------------
August 22, 1999 or (ii) the date on which the Acquisition Commitment is terminated pursuant to Paragraph 2.8 hereof.

          "Acquisition Loan" means the outstanding principal balance of Advances
           ----------------
under the Acquisition Commitment, together with interest accrued thereon and fees and expenses incurred in connection therewith.

          "Acquisition Notes" means the notes in the form of Exhibit C-2
           -----------------
attached hereto delivered by Borrower to each Bank, as may be amended, modified, extended, consolidated or restated from time to time.

          "Adjusted EBITDA" shall mean EBITDA for the immediately preceding two
           ---------------
(2) fiscal quarters for Parent and its consolidated Subsidiaries, multiplied by two (2), provided, that in the event that any Permitted Acquisition has been consummated during such two-quarter period and Borrower has delivered to Agent pro forma historical financial statements for such two (2) fiscal quarters in form and substance satisfactory to Required Banks, then for purposes of calculating Adjusted EBITDA hereunder, EBITDA for such two (2) fiscal quarters shall be calculated for Parent and its consolidated Subsidiaries including such Permitted Acquisition, based on such pro forma historical financial statements.

          "Adjusted EBITDAR" shall mean EBITDAR for the immediately preceding
           ----------------
two (2) fiscal quarters for Parent and its consolidated Subsidiaries, multiplied by two (2), provided, that in the event that any Permitted Acquisition has been consummated during such two-quarter period and Borrower has delivered to Agent pro forma historical financial statements for such two (2) fiscal quarters in form and substance satisfactory to Required Banks, then for purposes of calculating Adjusted EBITDAR hereunder, EBITDAR for such two (2) fiscal quarters shall be calculated for Parent and its consolidated Subsidiaries including such Permitted Acquisition based on such pro forma historical financial statements.

          "Adjusted Fixed Charges" means Fixed Charges for the immediately
           ----------------------
preceding two (2) fiscal quarters for Parent and its consolidated Subsidiaries, multiplied by two (2), provided, that in the event that any Permitted Acquisition has been consummated during such two-quarter period and Borrower has delivered to Agent pro forma historical financial statements for such two (2) fiscal quarters in form and substance satisfactory to Required Banks, then for purposes of calculating Adjusted Fixed Charges hereunder, Fixed Charges for such two (2) fiscal quarters shall be calculated for Parent and its consolidated Subsidiaries including such Permitted Acquisition based on such pro forma historical financial statements.

          "Advance" means a borrowing under the Commitment pursuant to Paragraph
           -------
2.7 hereof.

          "Advance Request Form" means, as applicable, the certificate in the
           --------------------
form attached hereto as Exhibit A-1 (in connection with Advances under the Revolving Commitment) or Exhibit A-2 (in connection with Advances under the Acquisition Commitment) to be delivered by Borrower to Agent as a condition of each Advance.

          "Affiliate" means as to any party:  (i) any person who or entity which
           ---------
directly or indirectly owns, controls or holds five percent (5%) or more of the outstanding beneficial interests in such party; (ii) any entity of which five percent (5%) or more of the outstanding beneficial interest is directly or indirectly owned, controlled, or held by such party; (iii) any entity which directly or indirectly is under common control with such party; (iv) any director or general partner of such party or any Affiliate; or (v) any immediate family member of any person who is an Affiliate. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

          "Agent" means CoreStates Bank, N.A., in its capacity as agent for the
           -----
Banks hereunder and any successor appointed pursuant to Paragraph 9.15 and 9.16 hereof.

          "Agreement" means this Second Amended and Restated Credit Agreement
           ---------
and all exhibits hereto, as each may be amended, modified, extended, consolidated or restated from time to time.

          "Alpha Subordinated Debt" means the subordinated indebtedness of
           -----------------------
Parent and Home Care Medical Supply and Equipment, Inc. to Alpha Home Care Services, Inc., as further described on Exhibit F attached hereto.

          "Bank" means individually, and "Banks" means individually and
           ----                           -----
collectively, the institutions identified on Schedule 1 attached hereto and their respective successors and assigns so long as any such institution retains any portion of the Commitment or Loan hereunder.

          "Base Rate" means the higher of (a) the Federal Funds Rate plus one
           ---------
half of one percent (1/2%) per annum or (b) the Prime Rate.

          "Borrower" means Home Health Corporation of Delaware, Inc., a Delaware
           --------
corporation.

          "Business Day" means any day not a Saturday, Sunday or a day on which
           ------------
banks are required or permitted to be closed under the laws of the Commonwealth of Pennsylvania.

          "Capital Expenditure" means an expenditure for any fixed asset having
           -------------------
a useful life of more than one (1) year and a cost in excess of Five Hundred Dollars ($500), or any improvements or additions thereto, including direct or indirect acquisition of such assets which expenditures are capitalized in accordance with GAAP; provided, that expenditures for Permitted Acquisitions and expenditures for equipment held for rental shall not constitute Capital Expenditures.

          "Capital Leases" means capital leases and subleases, as defined in
           --------------
Statement 13 of the Financial Accounting Standards Board dated November 1976, as amended and updated from time to time.

          "CERCLA" means the Comprehensive Environmental Response, Compensation,
           ------
and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

          "Code" means the Internal Revenue Code of 1986, as amended from time
           ----
to time, and regulations with respect thereto in effect from time to time.

          "Collateral" means the collateral security afforded to Agent, for the
           ----------
benefit of Banks, under the Pledge Agreements, the Guaranty, and this Agreement.

          "Commitment" means at any time the maximum aggregate principal amount
           ----------
which Banks have agreed to make available at such time under the Acquisition Commitment and the Revolving Commitment, being Fifty Million Dollars ($50,000,000) in the aggregate on the date hereof.

          "Company" means individually, and "Companies" means individually and
           -------                           ---------
collectively, Borrower and each Guarantor.

          "Compliance Certificate" means a certificate in the form of Exhibit H
           ----------------------
attached hereto delivered by Borrower to Banks pursuant to Paragraph 5.4 or Paragraph 4.1(f) hereof.


          "Current Assets" means, as of any date of determination, all assets of
           --------------
Parent and its consolidated Subsidiaries which would, in accordance with GAAP, be classified as current assets, provided that such term shall not include any Intangible Assets or restricted cash.

          "Current Liabilities" means, as of any date of determination, all
           -------------------
liabilities of Parent and its consolidated Subsidiaries (including tax and other proper accruals) which would, in accordance with GAAP, be classified as current liabilities.

          "Dailey Resources Subordinated Debt" means indebtedness of Parent and
           ----------------------------------
Home Care Medical Supply and Equipment, Inc. to Dailey Resources, Ltd., as further described on Exhibit F attached hereto.

          "Default" means an event, condition or circumstance the occurrence of
           -------
which would, with the giving of notice or the passage of time or both, constitute an Event of Default.

          "Delaware Subordinated Debt" means the indebtedness of Borrower to
           --------------------------
William Moses, Andra H. Moses, Steven R. Altshuler and Jane E. Altshuler, as further described on Exhibit F attached hereto.

          "Dependable Subordinated Debt" means the subordinated indebtedness of
           ----------------------------
Parent, All Care Health Services, Inc., Home Health Corporation of America, Inc.
- - St. Petersburg and Home Health Corporation of America, Inc. - Tampa Nursing to Dependable Home Care, Inc., Dependable Nurses, Inc., Dependable Home Care - District 6, Inc. and Dependable Nurses - District 6, Inc., as further described on Exhibit F attached hereto.

          "Eastern Shore Acquisition" means the acquisition by one or more of
           -------------------------
the Companies of substantially all of the assets of Eastern Shore Private Care, Inc. and Eastern Shore Health Services, Inc.

          "Eastern Shore Subordinated Debt" means indebtedness of one or more of
           -------------------------------
the Companies to sellers in the Eastern Shore Acquisition in an original principal amount not to exceed Six Hundred Thousand Dollars ($600,000), subordinated pursuant to a Subordination Agreement.

          "EBITDA" means, for any period, net income for such period as defined
           ------
in accordance with GAAP, plus interest paid in cash, original issue discount paid in cash, taxes, depreciation and amortization, charges related to extinguishment of debt, and charges associated with Permitted Acquisitions accounted for as a pooling of interests for such period, in each case as defined in accordance with GAAP and to the extent each has been deducted in determining net income.

          "EBITDAR" means, for any period, EBITDA for such period plus rental
           -------
expense for such period as defined in accordance with GAAP, to the extent deducted in determining net income for such period.

          "Effective Date" means the date that this Agreement becomes effective
           --------------
in accordance with Paragraph 4.1 hereof.

          "Environmental Control Statutes" means any federal, state, county,
           ------------------------------
regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto and all rules and regulations promulgated thereunder and permits issued in connection therewith.

          "EPA" means the United States Environmental Protection Agency, or any
           ---
successor thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, all
           -----
amendments thereto and all rules and regulations in effect at any time thereunder.

          "ERISA Affiliate" means, when used with respect to any Plan, ERISA,
           ---------------
the PBGC or a provision of the Code pertaining to employee benefit plans, any person or entity that is a member of any group or organization within the meaning of Code Sections 414(b), (c), (m) or (o) of which Borrower or any Guarantor is a member.

          "Event of Default" means an event described in Paragraph 8.1 hereof.
           ----------------

          "Existing Credit Agreement" means the Amended and Restated Credit
           -------------------------
Agreement dated March 3, 1995 among CoreStates and the Companies, as amended.

          "Existing Seller Debt" means (i) indebtedness of certain Companies to
           --------------------
Healthcare Professionals, Inc., RHS Home Care, Inc. and Respiratory Specialties, Inc., and (ii) the Mobilsonix Debt, each as further described on Exhibit F attached hereto.

          "Existing Subordinated Debt" means the Delaware Subordinated Debt, the
           --------------------------
Alpha Subordinated Debt, the Tampa Subordinated Debt, the Dependable Subordinated Debt, the Dailey Resources Subordinated Debt, and the Home Infusion Subordinated Debt.

          "Federal Funds Rate" means, for any day, the effective rate of
           ------------------
interest for such day, as announced from time to time by the Board of Governors of the Federal Reserve System as shown in publication H.15 as the "Federal Funds Rate."

          "First Union Debt" means the indebtedness of certain of the Companies
           ----------------
to First Union National Bank of Florida assumed in connection with a prior acquisition and outstanding in the date hereof, as further described on Exhibit F attached hereto.

          "Fixed Charge Coverage Ratio" means, as of the last day of a fiscal
           ---------------------------
quarter, the ratio of:  (a) Adjusted EBITDAR, to (b) Adjusted Fixed Charges.

          "Fixed Charges" means, for any period, the sum of principal, interest
           -------------
and original issue discount paid on Funded Debt (including payments on Capital Leases), income taxes paid, Capital Expenditures, and the amount paid for rental expense for such period, in each case without duplication and as defined in accordance with GAAP.

          "Funded Debt" means, as of the date of determination, the sum of (i)
           -----------
the aggregate amount available to be drawn under outstanding Letters of Credit and the aggregate amount of all unreimbursed draws under Letters of Credit, plus
(ii) the aggregate outstanding principal amount of all Indebtedness for:

               (A) borrowed money (other than trade Indebtedness incurred in the normal and ordinary course of business for value received);

               (B) the purchase price for installment purchases of real or personal property;

               (C) the principal portion of Capital Leases; and

               (D) guaranties of Funded Debt of others;

in each case without duplication.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board and in such other statements by such other entity as Agent may reasonably approve, which are applicable in the circumstances as of the date in question; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

          "Guarantor" means individually, and "Guarantors" means individually
           ---------                           ----------
and collectively, Parent and each Subsidiary of Parent other than Borrower and Inactive Subsidiaries, including any future Subsidiaries of Parent which may join in the Guaranty pursuant to Paragraph 5.19 hereof.

          "Guaranty" means the Guaranty Agreement by Guarantors in favor of
           --------
Banks, as may be amended, modified or restated from time to time.

          "Hazardous Substance" means petroleum products and items defined in
           -------------------
the Environmental Control Statutes as "hazardous substances", "hazardous wastes", "pollutants" or "contaminants" and any other toxic, reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

          "Home Infusion Acquisition" means the acquisition by one or more of
           -------------------------
the Companies of substantially all of the assets of National Home Infusion, Inc.

          "Home Infusion Subordinated Debt" means indebtedness of Parent and
           -------------------------------
Nutritional Home Health Service, Inc. to National Home Infusion, Inc., as further described on Exhibit F attached hereto.

          "Inactive Subsidiary" means a Subsidiary of Parent so designated by
           -------------------
Parent to the Banks pursuant to Exhibit F hereof on the date hereof.

          "Indebtedness" of any person means and includes all obligations of
           ------------
such person which, in accordance with GAAP, shall be classified on a balance sheet of such person as liabilities of such person and in any event shall include, without duplication, all (i) obligations of such person for borrowed money or which have been incurred in connection with acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such person, notwithstanding that such person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capital Leases, (v) guarantees and (vi) letters of credit and letter of credit reimbursement obligations.

          "Letter of Credit" shall mean individually, and "Letters of Credit"
           ----------------                                -----------------
shall mean individually and collectively, the letter(s) of credit in the form agreed upon at the time of issuance thereof participated in by all the Banks pursuant to the terms and conditions of Section Two-A hereof.

          "Letter of Credit Request Form" shall mean the certificate in the form
           -----------------------------
attached as Exhibit B-1 to be delivered by Borrower to Agent as a condition of each issuance of a Letter of Credit pursuant to Paragraph 2A.3 hereof.

          "Letter of Credit Sublimit" shall mean the portion of the Revolving
           -------------------------
Commitment up to which Banks have agreed to participate in the issuance by Agent of Letters of Credit pursuant to Section Two-A hereof, being on the date hereof Ten Million Dollars ($10,000,000).

          "Loan" means the aggregate outstanding principal balance of
           ----
Indebtedness advanced under the Acquisition Commitment and the Revolving Commitment, and without duplication the amount available to be drawn under all Letters of Credit and the amount of all unreimbursed draws under Letters of Credit, together with interest accrued thereon and fees and expenses incurred in connection with any of the foregoing.

          "Loan Documents" means the Agreement, the Note, the Pledge Agreements,
           --------------
the Guaranty, the Subordination Agreements and the other documents and agreements executed and delivered in connection with this Agreement.

          "Local Authorities" means individually and collectively the state and
           -----------------
local governmental authorities and administrative agencies which govern the business, commercial activities or facilities owned or operated by any Company.

          "Material Adverse Effect" means a material adverse effect on the
           -----------------------
business, financial condition or prospects of the Parent and its consolidated Subsidiaries taken as a whole as a result of any condition, circumstance or contingency; provided, however, that a change (or proposed change) in laws or regulations affecting the home health care business or related industries generally, in and of itself, shall not be deemed to constitute a material adverse effect on the business or prospects of Parent and its consolidated Subsidiaries in the absence of a material adverse effect on the financial condition or results of operations of Parent and its consolidated Subsidiaries.

          "Maximum Principal Amount" means the maximum principal amount of the
           ------------------------
Commitment, and the Revolving Commitment and Acquisition Commitment thereunder, as applicable, up to which the applicable Bank has agreed to lend funds and/or participate in the issuance of Letters of Credit, as set forth in Schedule 1 attached hereto, as such amounts may be reduced or terminated from time to time pursuant to Paragraph 2.8 hereof.

          "Medical Express Acquisition" means the acquisition by one or more of
           ---------------------------
the Companies of substantially all of the assets of Medical Express, Inc.

          "Medical Express Subordinated Debt" means indebtedness of one or more
           ---------------------------------
of the Companies to sellers in the Medical Express Acquisition in an original principal amount not to exceed One

Million Dollars ($1,000,000), subordinated pursuant to a Subordination
Agreement.

          "Mobilsonix Debt" means the indebtedness of Parent and Home Health
           ---------------
Corporation of America, Inc. - Tampa Diagnostic Services to Mobilsonix, Inc., as further described on Exhibit F attached hereto.

          "Net Worth" means Total Assets less Total Liabilities.
           ---------
          "Note" means individually and "Notes" means individually and
           ----                          -----
collectively the Acquisition Notes and the Revolving Notes.

          "Parent" means Home Health Corporation of America, Inc., a
           ------
Pennsylvania corporation.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any
           ----
successor thereto.

          "Permitted Acquisitions" means (i) the Eastern Shore Acquisition, the
           ----------------------
Medical Express Acquisition and the Total Care Acquisition; (ii) any acquisition in which the acquisition target is operating solely in the United States of America and is engaged in the same or a substantially similar business as the Companies provided that (A) the aggregate consideration payable by the applicable Companies (including deferred or contingent obligations accounted for as liabilities in accordance with GAAP) does not exceed Five Million Dollars ($5,000,000) in any one acquisition or Twenty Million Dollars ($20,000,000) in the aggregate for all acquisitions consummated pursuant to this clause (ii) in any fiscal year and (B) not more than twenty-five percent (25%) of the acquisition price shall be used for the acquisition of real property in such acquisition; provided further that the Acquisitions described in clause (i) shall not be included in calculating the foregoing tests; and (iii) any other acquisition by a Company which is approved in writing by Required Banks.

          "Permitted Investments" means (i) investments in commercial paper
           ---------------------
maturing in 180 days or less from the date of issuance which is rated A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Services, Inc.; (ii) investments in direct obligations of the United States of America or obligations of any agency thereof which are guaranteed by the United States of America, provided that such obligations mature within twelve (12) months of the date of acquisition thereof; and (iii) investments in certificates of deposit maturing within one (1) year from the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 and the long-term deposits of which are rated A1 or better by Moody's

Investors Services, Inc. or equivalent by Standard & Poor's Corporation.

          "Plan" means any employee pension benefit or employee welfare benefit
           ----
plan as defined in Sections 3(1) or (2) of ERISA maintained or sponsored by, contributed to, or covering employees of, either Borrower or any ERISA Affiliate.

          "Pledge Agreements" means the pledges by Parent and Borrower of all of
           -----------------
the issued and outstanding capital stock of each of their respective Subsidiaries, required to be delivered pursuant to Paragraph 4.1 hereof, and any additional pledge delivered pursuant to Paragraph 5.19 hereof, each as may be amended, modified or restated from time to time.

          "Prime Rate" means the rate of interest announced by Agent from time
           ----------
to time as its prime rate.

          "Pro Rata Share" shall mean, as to a Bank, the ratio which the
           --------------
outstanding principal balance of its portion of the Loan hereunder bears to the aggregate outstanding principal balance of the Loan at any time; or if no indebtedness is outstanding hereunder, its percentage share of the Commitment as set forth in Schedule 1 attached hereto; in each case, either in the aggregate or as to the Revolving Loan or the Acquisition Loan, as the context shall specify.

          "Release" means any spill, leak, emission, discharge or the pumping,
           -------
pouring, emptying, disposing, injecting, escaping, leaching or dumping of a Hazardous Substance.

          "Required Banks" shall mean those Banks (which may include Agent in
           --------------
its capacity as a Bank) holding Pro Rata Shares of the Loan aggregating sixty-six and two-thirds percent (66-2/3%) or more.

          "Restricted Payments" means redemptions, repurchases, dividends and
           -------------------
distributions of any kind (including redemptions in exchange for real or tangible personal property held by a Company) in respect of any class of capital stock of Parent (whether common or preferred, in any class or series) and payments of principal and interest or other amounts on Subordinated Debt.

          "Revolving Commitment" means the maximum aggregate principal amount
           --------------------
which Banks have agreed to make available under Paragraph 2.1(a) hereof, being Twenty Million Dollars ($20,000,000) on the date hereof, subject to adjustment from time to time in accordance with Paragraphs 2.1(c) and 2.8 hereof.

          "Revolving Commitment Termination Date" means the earlier of (i)
           -------------------------------------
August 22, 1999 or (ii) the date on which the Revolving Commitment is terminated pursuant to Paragraph 2.8 hereof.

          "Revolving Loan" means the outstanding principal balance of Advances
           --------------
under the Revolving Commitment, together with interest accrued thereon and fees and expenses incurred in connection therewith.

          "Revolving Notes" means the notes in the form of Exhibit C-1 attached
           ---------------
hereto delivered by Borrower to each Bank, as it may be amended, modified, extended or restated from time to time.

          "Rolling Period" means a period of four consecutive fiscal quarters.
           --------------

          "Subordinated Debt" means (i) the Existing Subordinated Debt, (ii) the
           -----------------
Eastern Shore Subordinated Debt and the Medical Express Subordinated Debt, and
(iii) additional Indebtedness incurred in favor of sellers in Permitted Acquisitions evidencing a portion of the purchase price in such Permitted Acquisitions, in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in any one transaction or Five Million Dollars ($5,000,000) for all transactions in any fiscal year, which Indebtedness has been subordinated to the obligations of the Companies to Banks pursuant to a Subordination Agreement.

          "Subordination Agreement" means individually and "Subordination
           -----------------------                          -------------
Agreements" means individually and collectively (i) the Subordination Agreements
- ----------
in connection with the Existing Subordinated Debt, as confirmed pursuant to the Confirmations of Subordination Agreement delivered pursuant to Paragraph 4.1 hereof and (ii) the Subordination Agreements delivered from time to time by sellers in connection with Permitted Acquisitions in favor of Agent on behalf of Banks pursuant to Paragraph 5.20 hereof, in the form of Exhibit D attached hereto, with such changes as Required Banks shall approve, as each may be amended, modified or restated from time to time.

          "Subsidiary" means any corporation or partnership of which any
           ----------
Company, directly or indirectly (including as beneficiary of a business trust), owns more than fifty percent (50%) of any class or classes of securities or partnership interests. Unless otherwise specified, references to "Subsidiaries" herein shall mean direct and indirect Subsidiaries of Parent.

          "Tampa Subordinated Debt" means the subordinated indebtedness of
           -----------------------
Parent and Home Health Corporation of America - Tampa, Inc. to Preferred Diagnostic & Medical Services, Inc., and Preferred Diagnostic Services, Inc., as further described on Exhibit F hereto.

          "Total Assets" means, at any date of determination, all assets of
           ------------
Parent and its consolidated Subsidiaries, as defined in accordance with GAAP.

          "Total Capitalization" of Parent means, as of any date of
           --------------------
determination, the sum of (i) the amounts shown by the books of Parent, in accordance with GAAP, for issued and outstanding shares of capital stock of Parent plus additional paid-in capital and retained earnings; (ii) Funded Debt; and (iii) redeemable common stock of Parent not to exceed One Hundred Thousand (100,000) shares issued and outstanding on the date hereof.

          "Total Care Acquisition" means the merger of Home Health Systems, Inc.
           ----------------------
with a Subsidiary of Parent.

          "Total Liabilities" means, at any date of determination, all
           -----------------
liabilities and deferred items of Parent and its consolidated Subsidiaries, as defined in accordance with GAAP, less obligations to redeem the common stock of Parent not to exceed One Hundred Thousand (100,000) shares issued and outstanding on the date hereof.

          1.2.  Rules of Construction.
                ---------------------

          (a) GAAP.  Except as otherwise provided herein, financial and
              ----
accounting terms used in the foregoing definitions or elsewhere in this Agreement, shall be defined in accordance with GAAP. If Borrower or Required Banks determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the other within ten (10) days after the effective date of such change in GAAP, request renegotiation of the financial covenants affected by such change. If Borrower and Banks have not agreed on revised covenants within thirty (30) days after the delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the date on which the change occurred that gave rise to the notice.

          (b) Use of term "consolidated".  Any term defined in Paragraph 1.1
              --------------------------
hereof, when modified by the word "consolidated," shall have the meaning given to such term herein as to Parent and all entities whose accounts, financial results or position, for financial accounting purposes, are consolidated with those of Parent in accordance with GAAP.


                                   SECTION 2

                               CREDIT FACILITIES
                               -----------------

     2.1.  The Facilities.
           --------------

          (a) Revolving Credit Facility.  From time to time prior to the
              -------------------------
Revolving Commitment Termination Date, subject to the provisions below, each Bank severally agrees to make Advances to Borrower up to its respective Maximum Principal Amount with respect to the Revolving Commitment, which Borrower may repay and reborrow prior to the Revolving Commitment Termination Date, for purposes specified in Paragraph 2.4(a) hereof; provided, however, that the aggregate outstanding principal amount of such Advances, together with the aggregate amount of all outstanding Letters of Credit and all unreimbursed draws under Letters of Credit, shall not exceed at any time the Revolving Commitment.

          (b) Acquisition Facility.  From time to time prior to the Acquisition
              --------------------
Commitment Termination Date, subject to the provisions below, each Bank severally agrees to make Advances to Borrower up to its respective Maximum Principal Amount with respect to the Acquisition Commitment, which Borrower may repay and reborrow prior to the Acquisition Commitment Termination Date, for purposes specified in Paragraph 2.4(b) below; provided, however, that the aggregate outstanding principal amount of such Advances shall not exceed at any time the Acquisition Commitment.

          (c) Adjustments to Commitment Amounts.
              ---------------------------------

            (i) At any time, but not more than four times in any annual period following the Effective Date, Borrower may request an adjustment in the respective amounts of the Revolving Commitment and Acquisition Commitment by sending to Agent an Adjustment Request in the form of Exhibit E attached hereto in accordance with the terms and conditions of this Paragraph 2.1(c). Agent shall promptly forward such Adjustment Request to Banks, and provided that such Adjustment Request conforms to the terms and conditions of this Paragraph 2.1(c) and there is no Event of Default or Default hereunder Banks shall execute such Adjustment Request and return it to Agent, for delivery to Borrower. Upon execution of the Adjustment Request by Banks, this Agreement shall be deemed amended to adjust the amounts of the Revolving Commitment and Acquisition Commitment in accordance with such Adjustment Request.

            (ii) Any Adjustment Request hereunder shall be subject to the following terms and conditions:

                 (A) the aggregate amount of the Revolving Commitment and Acquisition Commitment shall equal the amount of the Commitment as then in effect;

                 (B) the aggregate outstanding principal balance of the Acquisition Loan shall be less than or equal to the Acquisition Commitment as so adjusted;

                 (C) the aggregate outstanding principal balance of the Revolving Loan, together with the aggregate available amount of all outstanding Letters of Credit and all unreimbursed draws under Letters of Credit shall be less than or equal to the Revolving Commitment as so adjusted; and

                 (D) on the effective date of any adjustment the Borrower shall make any payments which arise pursuant to Paragraph 2.6(g) in connection with such Adjustment Request.

          (d) Amendment and Restatement.  This Agreement amends and restates,
              -------------------------
replaces and supersedes the Existing Credit Agreement; provided, that the execution and delivery of this Agreement shall not in any circumstance be deemed to have terminated, extinguished or discharged the Companies' Indebtedness under the Existing Credit Agreement, all of which Indebtedness and the Collateral therefor (except as released pursuant to Paragraph 4.1(k) hereof) shall continue under and be governed by this Agreement and the other Loan Documents. This Agreement is NOT A NOVATION. Nothing herein is intended to modify or in any way affect the priority of the Collateral which secures the Loan (except as expressly provided in this Agreement).

     2.2. Promissory Notes.  The Indebtedness of the Borrower to each Bank
          ----------------
under the Revolving Loan will be evidenced by a Revolving Note executed by Borrower in favor of such Bank, and the Indebtedness of Borrower to each Bank under the Acquisition Loan will be evidenced by an Acquisition Note executed by Borrower in favor of such Bank. The original principal amount of each Bank's Revolving Note and Acquisition Note will each be in the amount identified in
Schedule 1 attached hereto as its Total Maximum Principal Amount; provided, however, that notwithstanding the face amount of each such Revolving Note and Acquisition Note, Borrower's liability thereunder shall be limited at all times to the actual indebtedness, principal, interest, fees and expenses then outstanding to such Bank under the Revolving Loan and the Acquisition Loan, respectively.

     The Revolving Notes shall collectively replace and supersede the Fifth Amended and Restated Revolving Note dated April 24, 1996 by the Companies in favor of CoreStates (the "Existing Revolving Note"), provided, that the execution and delivery of such Revolving Notes shall not in any circumstance be deemed to have terminated, extinguished or discharged the Companies' Indebtedness under the Existing Revolving Note, all of which Indebtedness and the Collateral therefor (except as released pursuant to Paragraph 4.1(k) hereof) shall continue under and be governed by the Revolving Notes, this Agreement and the other Loan Documents. The Revolving Notes collectively are a replacement, consolidation, amendment and restatement of the Existing Revolving Note and are NOT A NOVATION. Nothing herein is intended to modify or in any way affect the priority of the Collateral which secures the Revolving Loan (except as expressly provided in this Agreement).

          The Acquisition Notes shall collectively replace and supersede the Acquisition Note dated April 24, 1996 by the Companies in favor of CoreStates (the "Existing Acquisition Note"), provided, that the execution and delivery of such Acquisition Notes shall not in any circumstances be deemed to have terminated, extinguished or discharged the Companies' Indebtedness under the Existing Acquisition Note, all of which Indebtedness and the Collateral therefor (except as released pursuant to Paragraph 4.1(k) hereof) shall continue under and be governed by the Acquisition Notes, this Agreement and the other Loan Documents. The Acquisition Notes collectively are a replacement, consolidation, amendment and restatement of the Existing Acquisition Note and are NOT A NOVATION. Nothing herein is intended to modify or in any way affect the priority of the Collateral which secures the Acquisition Loan (except as expressly provided in this Agreement).

     2.3.  Banks' Participation.  Banks shall be lenders in the Revolving
           --------------------
Loan and Acquisition Loan in the Maximum Principal Amounts and Pro Rata Shares set forth in Schedule 1 attached hereto.

     2.4.  Use of Proceeds.
           ---------------

          (a) Funds advanced under the Revolving Loan shall be used solely (i) to refinance indebtedness under the Revolving Loan under the Existing Credit Agreement, (ii) for reimbursement of draws under Letters of Credit in accordance with Section Two-A hereof, and (iii) for the working capital needs of the Companies. Upon the satisfaction of the conditions set forth in Paragraph 4.1 hereof, all Indebtedness of the Companies outstanding under the Revolving Loan under the Existing Credit Agreement shall be governed by and remain outstanding under the Revolving Loan hereunder and be evidenced by the Revolving Notes.

          (b) Funds advanced under the Acquisition Loan shall be used solely (i) to fund the purchase price and costs payable by a Company in connection with Permitted Acquisitions and (ii) to refinance indebtedness under the Acquisition Loan under the Existing Credit Agreement. Upon the satisfaction of the conditions set forth in Paragraph 4.1 hereof, all Indebtedness of the Companies under the Acquisition Loan under the Existing Credit Agreement shall be governed by and remain outstanding under the Acquisition Loan hereunder and be evidenced by the Acquisition Notes.

     2.5.  Repayment.
           ---------

          (a) Revolving Loan.  The aggregate outstanding principal balance under
              --------------
the Revolving Loan on the Revolving Commitment Termination Date, together with all interest, fees and costs due hereunder, shall be due and payable in full on the Revolving Commitment Termination Date. Notwithstanding the immediately preceding sentence, the aggregate outstanding balance of the Revolving Note shall be due and payable immediately upon acceleration of the Revolving Loan in accordance with Paragraph 8.2 hereof.

          (b) Acquisition Loan.  The aggregate outstanding principal balance
              ----------------
under the Acquisition Loan on the Acquisition Commitment Termination Date shall be immediately due and payable on the Acquisition Commitment Termination Date. Notwithstanding the immediately preceding sentence, the aggregate outstanding balance of the Acquisition Loan shall be due and payable immediately upon acceleration of the Acquisition Loan in accordance with Paragraph 8.2 hereof.

     2.6.  Interest.  Portions of the Loan shall bear interest on the
           --------
outstanding principal amount thereof in accordance with the following provisions:

          (a) Definitions.  As used in this Paragraph 2.6, the following words
              -----------
and terms shall have the meanings specified below:

          "Adjusted Libor Rate" shall mean, for any Interest Period, as applied
           -------------------
to a Portion, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

                                       Libor Rate
           Adjusted Libor Rate =   ------------------------
                                   [1 - Reserve Percentage]

For purposes hereof, "Libor Rate" shall mean, as applied to a Portion, the rate which appears on the Telerate Page 3750 at approximately 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of such Interest Period for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/16 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 9:00 a.m. Philadelphia time two London Business Days prior to the commencement of the Interest Period, in either case for an amount substantially equal to such Portion as to which Borrower may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the Interest Period selected by Borrower for such Portion, as may be adjusted from time to time in accordance with Paragraph 2.6(f) hereof.

          "Applicable Margin" means the percentage per annum set forth in the
           -----------------
appropriate column below that corresponds to the ratio of Funded Debt to Adjusted EBITDA for Parent and its Consolidated Subsidiaries (the Applicable Margin being the lowest applicable percentage per annum as to which the ratio requirement has been attained):

                             Applicable Margin
                           ---------------------
     Ratio of Funded       Base Rate     Libor
 Debt to Adjusted EBITDA    Portions   Portions
- -------------------------  ----------  ---------
less than 1.0 to 1              0.00%      0.75%

less than 1.5 to 1              0.00%      1.00%
but greater than or
equal to 1.0 to 1

less than 2.0 to 1              0.00%      1.50%
but greater than or
equal to 1.5 to 1

greater than or                 0.50%      2.00%
equal to 2.0 to 1


The initial Applicable Margin shall be based on the initial Compliance Certificate delivered pursuant to Paragraph 4.1 hereof; thereafter the Applicable Margin shall adjust automatically, as appropriate, on the day following delivery of a quarterly Compliance Certificate in accordance with Paragraph 5.4 hereof, provided, that in the event that a quarterly compliance certificate has not been delivered within ten (10) days of the date required by Paragraph 5.4 then the Applicable Margin shall adjust to the highest margin provided above as of the date of required delivery; provided further, however, that the Applicable Margin shall readjust on the day after delivery of such delinquent Compliance Certificate based on the ratio set forth in such Compliance Certificate.

          "Interest Period" shall mean, with respect to the Adjusted Libor Rate,
           ---------------
a period of one (1), two (2), three (3) or six (6) months' duration, as Borrower may elect, during which the

Adjusted Libor Rate is applicable; provided, however, that (a) if any Interest Period would otherwise end on a day which shall not be a London Business Day, such Interest Period shall be extended to the next succeeding London Business Day, unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, subject to clause (c) below; (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest period expires; and (c) with respect to an Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last London Business Day of a calendar month.

          "London Business Day" shall mean any Business Day on which banks in
           -------------------
London, England are open for business.

          "Portion" shall mean a portion of the Loan as to which a specific
           -------
interest rate and, in the case of a Portion bearing interest based upon the Adjusted Libor Rate, an Interest Period, has been elected by Borrower.

          "Regulation D" shall mean Regulation D of the Board of Governors of
           ------------
the Federal Reserve System, comprising Part 204 of Title 12 Code of Federal Regulations, as amended, and any successor thereto.

          "Reserve" shall mean, for any day, that reserve (expressed as a
           -------
decimal) which is in effect (whether or not actually incurred) with respect to a Bank (or any bank Affiliate of such Bank) on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Bank (or any bank Affiliate of such Bank) is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Bank (or any bank Affiliate of such Bank) is subject) for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

          "Reserve Percentage" shall mean, for a Bank (or any bank Affiliate of
           ------------------
such Bank) on any day, that percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Bank (or any bank Affiliate of such Bank) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Bank is subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a Portion subject to an Adjusted Libor Rate or any Loan made with the proceeds of such deposit. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     (b)  Interest on Loan.
          ----------------

          (i) At the Borrower's election in accordance with the provisions of Paragraph 2.6(c) below, in the absence of an Event of Default hereunder and prior to maturity or judgment, and subject to clause (ii) below, any Portion of the Loan shall bear interest at either of the following rates:

                (A)  Base Rate.  The Base Rate plus the Applicable Margin.
                     ---------

                (B)  Adjusted Libor Rate.  The Adjusted Libor Rate plus the
                     -------------------
     Applicable Margin.

          (ii) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default hereunder, including after maturity and upon judgment, Borrower hereby agrees to pay to Banks interest (A) on any outstanding Libor Portion, at the rate which is two percent (2.0%) per annum in excess of the Adjusted Libor Rate plus the Applicable Margin for each such Portion through the end of the applicable Interest Period, and thereafter, at the rate of two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin, and (B) on any Portion bearing interest based on the Base Rate, at the rate of two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin.

          (iii) Prior to the Effective Date, Borrower shall select the interest rates and Interest Periods as provided in this Paragraph 2.6 which will apply to all outstanding balances under the Existing Credit Agreement from and after the Effective Date, as provided in Paragraph 4.1(f) hereof; and Borrower shall pay to CoreStates on the Effective Date all accrued and unpaid interest to and including the Effective Date in accordance with the Existing Credit Agreement together with all funding costs and loss of earnings associated with the termination of outstanding Libor Portions as of the Effective Date, calculated in accordance with the Existing Agreement.

     (c)  Procedure for Determining Interest Periods and Rates of Interest.
          ----------------------------------------------------------------

          (i) If Borrower elects the rate based on the Base Rate to be applicable to a Portion, Borrower must notify Agent of such election in writing prior to eleven o'clock (11:00) a.m. Philadelphia time one (1) Business Day prior to the proposed application of such rate. If Borrower elects the rate based on the Adjusted Libor Rate to be applicable to a Portion, Borrower must notify Agent of such election and the Interest Period selected prior to eleven o'clock (11:00) a.m. Philadelphia time at least three (3) London Business Days prior to the commencement of the proposed Interest Period. If Borrower does not provide notice for the rate based on the Adjusted Libor Rate, then Borrower shall be deemed to have requested that the rate based on the Base Rate shall apply to any Portion as to which the Interest Period is expiring and to any new Advance of the Loan until Borrower shall have given proper notice of a change in or determination of the rate of interest in accordance with this Paragraph 2.6(c).

          (ii) Borrower shall not elect more than five (5) different Libor Portions to be applicable to the Loan at one time, and any Libor Portion shall be in an amount equal to One Million Dollars ($1,000,000) or an even multiple of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof.

          (d) Payment and Calculation of Interest.  With respect to Portions
              -----------------------------------
which bear interest at the rate based on the Adjusted Libor Rate, interest shall be due and payable on the last day of each Interest Period for each such Portion, and, in the case of a Libor Portion with an Interest Period of six (6) months, on the ninetieth (90) day after the commencement of such Interest Period and on the last day of the Interest Period. With respect to Portions which bear interest at the rate based on the Base Rate, interest shall be due and payable on the last Business Day of each month commencing on the first such date after the first Advance which bears interest at the rate based on the Base Rate. Interest shall be calculated in accordance with the provisions of Paragraph 2.6(b) hereof; all interest shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

          (e) Reserves.  If at any time when a Portion is subject to the rate
              --------
based on the Adjusted Libor Rate, a Bank (or a bank Affiliate of such Bank) is subject to and incurs a Reserve, other than a Reserve Percentage provided in the calculation of the applicable Adjusted Libor Rate, Borrower hereby agrees to pay within five (5) Business Days of demand thereof from time to time, as billed by Agent on behalf of itself or any other Bank, such additional amount as is necessary to reimburse such Bank (or such Bank's bank Affiliate) for its costs in maintaining such Reserve. Such amount shall be computed by taking into account the cost incurred by such Bank (or such Bank's bank Affiliate) in maintaining such Reserve in an amount equal to such Bank's ratable share of the Portion on which such Reserve is incurred, which computation shall be set forth in any such demand by Agent on behalf of itself or any other Bank. The determination by Agent or any Bank of such costs incurred and the allocation of such costs among Borrower and other customers which have similar arrangements with such Bank (or such Bank's bank Affiliate) shall be prima facie evidence of the correctness of the fact and the amount of such additional costs, if calculated in a manner consistent with similar charges made by such Bank (or such Bank's Affiliates) to its other customers having similar arrangements with such Bank. Each Bank acknowledges that on the date of this Agreement it is not subject to any Reserve. Upon notification to Borrower of any payment required pursuant to this Paragraph 2.6(e), Borrower (A) shall make such payment in accordance with the provisions hereof and (B) may repay the Portion of the Loan with respect to which such payment is required, subject to the requirements of Paragraph 2.9 and 2.6(g) hereof.

          (f) Special Provisions Applicable to Adjusted Libor Rate.  The
              ----------------------------------------------------
following special provisions shall apply to the Adjusted Libor Rate:

            (i) Change of Adjusted Libor Rate.  The Adjusted Libor Rate may be
                -----------------------------
automatically adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to subparagraph (e) above, that increase the cost to Banks of funding the Loan or a portion thereof bearing interest based on the Adjusted Libor Rate. Agent shall give Borrower notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment. Borrower may, by notice to Agent, (A) request Agent to furnish to Borrower a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or
(B) repay the Portion of the Loan with respect to which such adjustment is made, subject to the requirements of Paragraph 2.9 and 2.6(g) hereof.

            (ii) Unavailability of Eurodollar Funds.  In the event that Borrower
                 ----------------------------------
shall have requested the rate based on the Adjusted Libor Rate in accordance with Paragraph 2.6(c) and any Bank (or such Bank's bank Affiliate) shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the Portion and for the Interest Period specified are unavailable, or that the rate based on the Adjusted Libor Rate will not adequately and fairly reflect the cost of making or maintaining the principal amount of the Portion specified by Borrower during the Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted Libor Rate applicable to the specified Interest Period, such Bank shall give notice to Agent and Agent shall promptly give notice of such determination to Borrower that the rate based on the Adjusted Libor Rate is not available. A determination by such Bank (or such Bank's bank Affiliate) hereunder shall be prima facie evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the obligation to advance or maintain Portions at the rate based on the Adjusted Libor Rate shall be suspended until Agent shall have notified Borrower and Banks that such conditions shall have ceased to exist, and
(ii) the rate based on the Base Rate shall be applicable to all such Portions.

              (iii)  Illegality.  In the event that it becomes unlawful for
                     ----------
a Bank (or such Bank's bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any Portion of the Loan subject to the rate based on the Adjusted Libor Rate, then such Bank shall immediately notify Borrower thereof (with a copy to Agent) and such Bank's obligations hereunder to advance or maintain advances at the rate based on the Adjusted Libor Rate shall be suspended until such time as such Bank (or such Bank's bank Affiliate) may again cause the rate based on the Adjusted Libor Rate to be applicable to any Portion of the outstanding principal balance of the Loan and any such Bank's share of any Portion shall then be subject to the rate based on the Base Rate.

          (g) Funding Costs and Loss of Earnings.  In the event that Borrower
              ----------------------------------
shall have requested the Adjusted Libor Rate to be applicable to a Portion to be Advanced and Borrower shall revoke the request for such Advance or shall fail to meet the conditions to such Advance as set forth in Section Four hereof, and in connection with any prepayment or repayment of a Portion bearing interest at the rate based on the Adjusted Libor Rate made on other than the last day of the applicable Interest Period, whether such prepayment or repayment is voluntary, mandatory, by demand, acceleration or otherwise, Borrower shall pay to Banks all reasonable funding costs and loss of earnings which may arise in connection with such revocation of request for or failure to meet the conditions to such Advance or such prepayment or repayment, as calculated by Agent in accordance with Exhibit G hereto.

          2.7.  Advances.
                --------

          (a) Revolving Loan Advance Request.  Borrower shall give Agent written
              ------------------------------
notice, not later than eleven o'clock (11:00) a.m. Philadelphia time and (1) Business Day prior to the proposed Advance, of each requested Advance under the Revolving

Commitment, specifying the date, amount and purpose thereof. Such notice shall be in the form of the Advance Request Form attached hereto as Exhibit A-1, shall be certified by the chief executive or chief financial officer of Borrower, and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of and upon receipt of the date of and upon receipt of the requested Advance:

          (i) the aggregate amount of the requested Advance, which shall be no less than $1,000,000 and in multiples of $250,000 in excess thereof, or be the unborrowed balance of the applicable Commitment;

          (ii) confirmation of Borrower's compliance with Paragraphs 5.13 through 5.16 as of the most recently ended fiscal quarter for which a Compliance Certificate has been (or is required to have been) delivered, and taking into account any Advances, including the requested Advance, and payments since such date; and

          (iii) statements that the representations and warranties set forth in Section Three hereof are true and correct as of the date thereof, except those made only as of a specific date; no Event of Default or Default hereunder has occurred and is then continuing; and there has been no material adverse change in Borrower's financial condition, operations or business since the date of the quarterly and audited annual financial statements most recently delivered by Borrower to Bank pursuant to Paragraphs 3.8, 5.2 and 5.3 of this Agreement.

          (b) Acquisition Advance Request.  At least ten (10) Business Days
              ---------------------------
prior to a requested Advance under the Acquisition Commitment, the Borrower shall give Agent written notice of such requested Advance, specifying the amount, purpose and estimated date thereof. Such notice shall be in the form of the Advance Request Form attached hereto as Exhibit A-2, shall be certified by the chief executive or chief financial officer of Borrower and shall contain the following information and representations, which shall be deemed affirmed and true and correct as of the date of and upon receipt of the requested Advance:

                  (i) the statement that the Advance will be used for the purposes permitted by Paragraph 2.4(b) hereof;

                  (ii) the matters required to be made or confirmed pursuant to subparagraph 2.7(a) hereof, in connection with Revolving Loan Advances;

                  (iii) the information with respect to the proposed Permitted Acquisition required pursuant to Paragraph 6.8 hereof;

          (iv) statements that based on the pro forma historical and projected
                                            --- -----
financial statements delivered pursuant to clause (iii) above, there would be no Default or Event of Default as of the most recent fiscal quarter end for which a Compliance Certificate has been (or is required to have been) delivered and for each fiscal quarter through the Acquisition Commitment Termination Date.

       (c)  Procedures.
            ----------

          (i) Upon receiving a request for an Advance in accordance with subparagraph (a) or (b) above, Agent shall request by prompt notice to Banks that each Bank advance funds to Agent so that each Bank participates in the requested Advance in the same percentage as it participates in the applicable Commitment. In the case of a request for an Advance under the Acquisition Commitment, Agent shall promptly provide copies of the Advance Request Form and all attachments and information provided therewith to the Banks. Each Bank shall advance its applicable percentage of the requested Advance to Agent by delivering federal funds immediately available at Agent's offices prior to twelve o'clock (12:00) noon on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, Agent shall make the requested Advance available to Borrower by crediting such amount to Borrower's deposit account with Agent not later than two o'clock (2:00) p.m. on the day of the requested Advance; provided, however, that in the event Agent does not receive a Bank's share of the requested Advance by such time as provided above, Agent shall not be obligated to advance such Bank's share.

          (ii) Unless Agent shall have been notified by a Bank prior to the date such Bank's share of any such Advance is to be made by such Bank that such Bank does not intend to make its share of such requested Advance available to Agent, Agent may assume that such Bank has made such proceeds available to Agent on such date, and Agent may, in reliance upon such assumption (but shall not be obligated to), make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Bank on the date the Advance is made, Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from Borrower) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date Agent recovers such amount, from such Bank, at a rate per annum equal to the effective rate for overnight federal funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day) and from

Borrower, at a rate per annum as provided in Paragraph 2.6(b)(i)(A) hereof.

          (d) Requests Irrevocable.  Each request for an Advance pursuant to
              --------------------
this Paragraph 2.7 shall be irrevocable and binding on Borrower. In the case of any Advance bearing interest at the rate based upon the Adjusted Libor Rate, Borrower shall indemnify Banks against any loss, cost or expense incurred by Bank as a result of not borrowing such funds on the requested Advance date, including as a result of any failure to fulfill on or before the date specified in such request for an Advance the applicable conditions set forth in Section Four hereof, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Banks to fund the Advance to be made by Banks when such Advance, as a result of such failure, is not made on such date, as calculated by Agent in accordance with Exhibit G attached hereto.

          2.8.  Reduction and Termination of Commitment.
                ---------------------------------------

            (a)  Borrower.  Borrower shall have the right at any time and from
                 --------
time to time, upon three (3) Business Days' prior written notice to Agent, to reduce the Revolving Commitment and/or the Acquisition Commitment in whole or in part in increments aggregating $1,000,000 or multiples thereof without penalty or premium, provided that on the effective date of such reduction Borrower shall make a prepayment of the Revolving Loan, the Acquisition Loan or both in an amount, if any, by which the aggregate outstanding principal balance of the applicable Loan exceeds the amount of the applicable Commitment as then so reduced, together with accrued interest on the amount so prepaid and any amounts due pursuant to Paragraph 2.6(g) hereof.

            (b)  Banks.  Required Banks shall have the right to terminate the
                 -----
Revolving Commitment, the Acquisition Commitment or both at any time, in their discretion and upon notice to Borrower, upon the occurrence of any Event of Default hereunder (except if an Event of Default described in Paragraph 8.1(i) shall occur, in which case termination of the Commitment shall occur automatically).

            (c) Restoration Only With Consent.  Except as provided in Paragraph
                -----------------------------
2.1(c) hereof, any termination or reduction of the Revolving Commitment, the Acquisition Commitment or both pursuant to subparagraphs 2.8(a) and (b) shall be permanent, and such Commitment cannot thereafter be restored or increased without the written consent of Banks.

          2.9.  Prepayment.
                ----------

          (a) Upon one (1) Business Day's prior written notice by Borrower to Agent, Borrower may repay all or any portion of the outstanding principal balance under the Revolving Loan or the Acquisition Loan without premium or penalty, provided that any such payment shall include all accrued interest on the amount prepaid plus any amounts which may be due pursuant to Paragraph 2.6(g) hereof.

          (b) Upon any sale of assets pursuant to the proviso to Paragraph 6.7(a), Borrower shall pay to Agent, for application first to the principal balance of the Acquisition Loan and then, if applicable, to the Revolving Loan, an amount equal to the full amount of cash proceeds received in connection with such sale of assets, together with accrued and unpaid interest on the amount so repaid and all amounts due pursuant to Paragraph 2.6(g) hereof.

          (c) Payments made pursuant to Paragraph 2.9(a) or (b) prior to the Revolving Commitment Termination Date or Acquisition Termination Date, as the case may be, shall not reduce the Commitment and may be reborrowed in accordance with this Agreement.

          2.10.  Payments.  All payments of principal, interest, fees and other
                 --------
amounts due hereunder, including any prepayments thereof, shall be made by Borrower to Agent for the account of Banks in immediately available funds before twelve o'clock (12:00) noon, Philadelphia time, on any Business Day at the office of Agent set forth on Schedule 1 hereto. Borrower hereby authorizes Agent to charge Borrower's account with Agent for all payments of principal, interest and fees when due hereunder.

          2.11.  Commitment Fee.  Borrower shall pay to Agent, for the benefit
                 --------------
of Banks in accordance with their Pro Rata Shares, a non-refundable commitment fee at the rate of three-eighths of one percent (3/8%) per annum on the unborrowed portion of the Revolving Commitment from the date hereof through the Revolving Commitment Termination Date, and on the unborrowed portion of the Acquisition Commitment from the date hereof through the Acquisition Commitment Termination Date, which fees shall be payable at the offices of Agent quarterly in arrears on the first day of each June, September, December and March and on the applicable Termination Date. The commitment fee shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty
(360) days.

          Borrower and Banks hereby agree that for purposes of calculating the commitment fee to be paid from time to time under this Paragraph 2.11, the unborrowed portion of the Revolving Commitment (on which such fee is calculated) shall be reduced by the amount available to be drawn under outstanding Letters of

Credit and the amount of any unreimbursed draws on any Letters of Credit.

          The commitment fees provided in this Paragraph 2.11 shall apply from and after the Effective Date, and Borrower shall pay to CoreStates on the Effective Date all accrued and unpaid commitment fees to and including the Effective Date in accordance with the Existing Credit Agreement.

          2.12.  Closing Fee.  On the date of execution of this Agreement,
                 -----------
Borrower shall pay to Agent, for the benefit of Banks based on their Pro Rata Shares, a closing fee equal to One Hundred Twenty-Five Thousand Dollars ($125,000).

          2.13.  Agent's Fees.  Borrower shall pay to Agent fees as agreed
                 ------------
between Borrower and Agent pursuant to the Summary Terms and Conditions dated June 6, 1996 and accepted by Borrower June 7, 1996.

          2.14.  Regulatory Changes in Capital Requirements.  If any Bank shall
                 ------------------------------------------
have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) or such Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, as a consequence of this Agreement, the Commitment, Advances or the Loan made by such Bank pursuant hereto to a level below that which such Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or its holding company for any such reduction suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Paragraph 2.6(b)(ii) hereof with respect to amounts not paid when due. Such Bank will notify Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Paragraph 2.14 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and such compensation shall not be charged for any period more than three (3) months prior to the date of such notice.

          A certificate of such Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified above shall be delivered to Borrower and shall be conclusive absent manifest error, if calculated and charged in a manner consistent with similar charges made by such Bank to its other customers having similar arrangements with such Bank. Borrower shall pay such Bank the amount shown as due on any such certificate delivered by such Bank within ten (10) days after its receipt of the same.

          Failure on the part of any Bank to demand compensation for increased costs or reduction in amounts received or receivable or reductions in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to any other period except as otherwise limited by the terms of this Paragraph 2.14.

                                   SECTION 2A

                               LETTERS OF CREDIT
                               -----------------

          2A.1.  Availability of Credits.  Subject to the terms and conditions
                 -----------------------
set forth herein, Banks shall from time to time prior to the Revolving Commitment Termination Date participate in the issuance by Agent of Letters of Credit for the account of Borrower on the following terms and conditions:

            (a) at the time of issuance of the Letter of Credit, the unborrowed portion of the Revolving Commitment shall equal or exceed the sum of the amount available to be drawn under such Letter of Credit and the amount available to be drawn under and any unreimbursed draws under all other Letters of Credit;

            (b) at the time of issuance of the Letter of Credit, the amount available to be drawn under such Letter of Credit and all other Letters of Credit then outstanding hereunder plus any unreimbursed draws under all other Letters of Credit shall not exceed, in the aggregate, the Letter of Credit Sublimit;

            (c) the final expiration date of each Letter of Credit shall be on or before the earlier of (i) one year from the date of issuance thereof or (ii) the Revolving Commitment Termination Date;

            (d) there shall not exist at the time of issuance of the Letter of Credit, and as a result thereof, any Default or Event of Default; and

            (e) each Letter of Credit issued under this Section Two-A shall be required by a Company in the ordinary course of its business or in connection with a Permitted Acquisition.

          Upon issuance of each Letter of Credit, each Bank shall have a participation interest therein based on its percentage share of the Revolving Commitment as set forth in Schedule 1 attached to the Credit Agreement.

          2A.2.  Commitment Availability.  The amount available under the
                 -----------------------
Revolving Commitment as from time to time in effect shall be reduced by the amount available to be drawn under all outstanding Letters of Credit and unreimbursed amounts of any draws under Letters of Credit. The amount by which the Revolving Commitment is so reduced shall not be available for advances under Paragraph 2.7 hereof, except advances thereunder which are made to reimburse Agent for draws under the Letters of Credit as permitted pursuant to Paragraph 2A.4(b) hereof.

          2A.3.  Approval and Issuance.
                 ---------------------

            (a) Borrower shall provide Agent not less than three (3) Business Days' prior written notice of each request for the issuance of a Letter of Credit by delivery of a Letter of Credit Request Form and Agent's Letter of Credit Application in the form attached as Exhibit B-2 hereto. Each Letter of Credit Request Form submitted by Borrower to Agent requesting the issuance of a Letter of Credit shall be certified by the chief financial officer or chief executive officer of Borrower, on behalf of Borrower and the applicable Company for whose benefit the Letter of Credit is to be issued, and shall, in addition to the matters described in Paragraph 2.7(a) hereof, list all Letters of Credit outstanding for the account of Borrower at that time and, for each Letter of Credit so listed, its face amount, outstanding undrawn balance and expiration date. It shall be a condition to the issuance of any Letter of Credit that Agent shall have received a Letter of Credit Request Form as described above and that the conditions set forth in Paragraph 4.2 shall be satisfied.

            (b) Agent will promptly provide to Banks written or telephonic notification of Agent's receipt of the Letter of Credit Request Form and the Letter of Credit Application which shall state (i) the amount of the Letter of Credit requested and (ii) the expiration date of the requested Letter of Credit.

          2A.4.  Obligations of the Borrower.
                 ---------------------------

            (a) Borrower agrees to pay to Agent in connection with each Letter of Credit issued hereunder: (i) immediately upon the demand of Agent on behalf of all Banks, the amount paid by Agent or any Bank with respect to such Letter of Credit; (ii) immediately upon demand of Agent, the amount of any draft presented purporting to be drawn under such Letter of Credit provided that the draft and accompanying documents conform to the terms of the Letter of Credit but subject to the terms of Paragraph 2A.7 (whether or not Agent has at such time honored such draft) and any other amounts paid thereunder (it being understood that Agent is not required to make demand upon or proceed against any Bank or other party or to resort to any Collateral before obtaining payment from Borrower); (iii) on the date of issuance of each Letter of Credit and on the effective date of any renewal of any Letter of Credit a non-refundable fee for the benefit of Banks in accordance with each Bank's Pro Rata Share of the Revolving Commitment, calculated on the outstanding face amount and term of such Letter of Credit at a rate per annum equal to the Applicable Margin for a Portion bearing interest based on the Adjusted Libor Rate, as set forth in Paragraph 2.6 hereof; (iv) on the date of issuance of each Letter of Credit and on the effective date of any renewal or extension of any Letter of Credit a fee of one-eighth of one percent (0.125%) per annum on the outstanding face amount of such Letter of Credit, payable to Agent for its own account, and (v) interest on any indebtedness outstanding with respect to such Letter of Credit, whether for funds paid on drafts on such Letter of Credit, or otherwise (but such indebtedness shall not include undrawn balances of such Letter of Credit issued hereunder) at the rate set forth in Paragraph 2.6(b)(i)(A) hereof from the date of payment by Agent (if not reimbursed by Borrower on the same day) to the date one (1) Business Day after notice to Borrower of such payment, and thereafter at the rate applicable to Portions bearing interest based on the Base Rate under Paragraph 2.6(b)(ii) hereof. Interest under the preceding clause (v) shall be paid at the times and in the manner set forth in Paragraph 2.6 hereof, and shall accrue on amounts paid on a Letter of Credit (if not reimbursed by Borrower on the same day) from the date of payment by Agent, whether or not demand is made, until such amounts are reimbursed by Borrower whether before, at or after demand.

          (b) On or before the Revolving Commitment Termination Date, in the absence of a Default or Event of Default, and subject to the provisions of Paragraph 2.7 hereof, Banks severally hereby agree to advance funds to Borrower under the Revolving Loan to make the payments required under Paragraphs 2A.4(a)(i) and (ii) hereof. If any payment by the Agent of a draft drawn under a Letter of Credit is for any reason (including without limitation the occurrence or continuation of a Default or Event of Default hereunder) not reimbursed prior to or on the date of such payment, the amount of such payment shall thereupon be deemed for purposes hereof an advance under Paragraph 2.7 hereof. Such reimbursement obligation shall be repayable, prepayable, and otherwise subject to all the terms and conditions thereof as if advanced by Banks pursuant to Paragraph 2.7 hereof (but without duplication).

          2A.5.  Payment by Banks on Letters of Credit.
                 -------------------------------------

            (a) With respect to each Letter of Credit issued hereunder, each Bank agrees that it is irrevocably obligated to pay to Agent, for each such Letter of Credit, such Bank's Pro Rata Share of each and every payment made or to be made by Agent under such Letter of Credit (each such payment to be made, a "LOC Contribution"). Each Bank's LOC Contribution shall be due from such Bank immediately upon, and in any event no later than the same day as, receipt of written notice (which may be sent by telex or telecopier) from Agent (except that if such notice is received after 3:00 p.m. on any Business Day, payment may be made on the following Business Day, together with interest equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, for the next preceding Business Day)) that (i) it has made a payment or (ii) a draft has been presented purporting to be drawn on a Letter of Credit issued hereunder. Such payment shall be made at Agent's offices in immediately available federal funds.

            (b) The obligation of each Bank to make its LOC Contribution hereunder is absolute, continuing and unconditional, and Agent shall not be required first to make demand upon or proceed against Borrower or any guarantor or surety, or any others liable with respect to the applicable Letter of Credit and shall not be required first to resort to any Collateral. LOC Contributions shall be made without regard to termination of this Agreement or the Commitments, the existence of an Event of Default or Default hereunder, the acceleration of indebtedness hereunder or any other event or circumstance.

          2A.6.  Collateral Security.
                 -------------------

            (a) The indebtedness, liabilities and obligations of Borrower under this Section Two-A, however created or incurred, whether now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect, secured or unsecured, are among the obligations secured by the security interests, liens and encumbrances created by the Collateral, and Agent and the Banks are entitled to the benefit of the Collateral granted thereunder with respect to such indebtedness.

            (b) Notwithstanding the payment in full of the Loan, the termination of the Commitments or the occurrence of the Termination Date, the Collateral shall continue to secure the indebtedness, liabilities and obligations of Borrower under this Section Two-A until all Letters of Credit shall have expired and all indebtedness, liabilities and obligations under this Section Two-A shall have been paid in full.

            (c) On the termination of the Revolving Commitment or the occurrence of an Event of Default, Required Banks may require (and in the case of an Event of Default occurring under Paragraph 8.1(i) it shall be required automatically) that Borrower deliver to Agent cash or U.S. Treasury Bills with maturities of not more than 90 days from the date of delivery (discounted in accordance with customary banking practice to present value to determine amount) in an amount equal at all times to one hundred ten percent (110%) of the outstanding undrawn amount of all Letters of Credit, such cash or U.S. Treasury Bills and all interest earned thereon to constitute cash collateral for all such Letters of Credit. At such time as such collateral is required to be and has not been deposited, Agent on behalf of Banks shall be entitled to liquidate such of the other collateral for the Loan (if any) as is necessary or appropriate in its sole judgment so as to create such cash collateral.

            (d) Any cash collateral deposited under subparagraph (c) above, and all interest earned thereon, shall be held by Agent and invested and reinvested at the expense and the written direction of Borrower, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

          2A.7.  General Terms of Credits.  The following terms and conditions
                 ------------------------
apply with respect to each Letter of Credit (a "Credit") notwithstanding anything to the contrary contained herein:

            (a) Borrower assumes all risks of the acts or omissions of the beneficiary of each Credit with respect to the use of the Credit or with respect to the beneficiary's obligations to Borrower. None of the Banks nor any of their officers or directors shall be liable or responsible for, and the Banks hereby agree to indemnify and hold Agent and any issuer of a Credit harmless (except for the issuer's gross negligence or willful misconduct) with respect to: (i) the use which may be made of the Credit or for any acts or omissions of the beneficiary in connection therewith; (ii) the accuracy, truth, validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects false, misleading, inaccurate, invalid, insufficient, fraudulent, or forged; (iii) the payment by Agent against presentation of documents which do not comply with the terms of the Credit, including failure of any documents to bear any reference or adequate reference to a Credit; (iv) any other circumstances whatsoever in making or failing to make payment under a Credit; or (v) any inaccuracy, interruption, error or delay in transmission or delivery of correspondence or documents by post, telegraph or otherwise. In furtherance and not in limitation of the foregoing, Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          (b) Notwithstanding the foregoing, with respect to any Credit, Borrower shall have a claim against Agent, and Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect or consequential, damages suffered by Borrower caused by the Agent's willful misconduct or gross negligence.

          (c) To the extent not inconsistent with this Agreement, the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, are hereby made a part of this Agreement with respect to obligations in connection with each Credit.


                                   SECTION 3

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Borrower represents and warrants to Banks as follows:

          3.1.  Organization and Good Standing.  Each of the Companies is a
                ------------------------------
corporation, duly formed and validly existing under the laws of its state of incorporation, and has the power and authority to carry on its business as now conducted and, except as to failures to qualify which do not, either singly or in the aggregate, have a Material Adverse Effect, each of the Companies is qualified to do business in all other states in which the nature of its business or the ownership of its properties requires such qualification.

          3.2.  Power and Authority; Validity of Agreement.  Each of the
                ------------------------------------------
Companies has the power and authority under applicable law and under its certificate or articles of incorporation and by-laws, to enter into and perform the Loan Documents to the extent that each is a party thereto; and all actions necessary or appropriate for the execution and performance by the Companies of the Loan Documents have been taken, and, upon their execution, the same will constitute the valid and binding obligations of the Companies to the extent each is a party thereto, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy or equitable principles applicable to the enforcement of creditors' rights generally.

          3.3.  No Violation of Laws or Agreements.  The making and performance
                ----------------------------------
of the Loan Documents will not violate any provisions of any law or regulation, federal, state or local, or the respective certificates or articles of incorporation or by-laws of the Companies or result in any breach or violation of, or constitute a default under, any material agreement or instruments by which any of the Companies or its respective property may be bound.

          3.4.  Material Contracts.  Exhibit F hereto sets forth all contracts
                ------------------
material to the respective businesses of the Companies as of the date of this Agreement, including all material third party payor agreements, and there exists no material default under any of such agreements.

          3.5.  Compliance.
                ----------

            (a) Each of the Companies is in compliance with all applicable laws and regulations, federal, state and local (including without limitation those administered by the Local Authorities), except for such failure to comply as would not, either singly or in the aggregate, have a Material Adverse Effect;

            (b) The Companies possess all the franchises, permits, licenses, certificates of compliance and approval and grants of authority, necessary or required in the conduct of the Companies' respective businesses as of the date hereof; and except as identified on Exhibit F attached hereto, as of the date hereof all such franchises, permits, licenses, certificates and grants are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof, except to the extent that the failure to obtain or maintain any of the foregoing would not, either singly or in the aggregate, have a Material Adverse Effect; and

            (c) No authorization, consent, approval, waiver, license or formal exemptions from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (federal, state or local) or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with the Companies' execution and performance of the Loan Documents, except those which have been obtained.

          3.6.  Litigation.  There are no actions, suits, proceedings or claims
                ----------
which are pending or, to the best of the Companies' knowledge or information, threatened against any Company which, if adversely resolved, would have a Material Adverse Effect.

          3.7.  Title to Assets.  Each of the Companies has good and marketable
                ---------------
title to all of its properties and assets material to the conduct of its business, free and clear of any liens and encumbrances except the security interests granted under the Pledge Agreement, liens and encumbrances permitted pursuant to Paragraph 6.4 hereof and the liens and security interests identified on Exhibit F attached hereto. All such assets are fully covered by the insurance required under Paragraph 5.7 hereof.

          3.8.  Accuracy of Information; Full Disclosure.
                ----------------------------------------

            (a) All information furnished to Banks concerning the financial condition of the Companies including Parent's annual consolidated financial statement for the period ending June 30, 1995 and Parent's interim consolidated financial statements dated March 31, 1996, copies of which have been furnished to Banks, has been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Companies as of the dates and for the periods covered and discloses all liabilities of the Companies required to be disclosed in accordance with GAAP, except that interim statements do not have footnotes and are subject to year-end adjustments, and there has been no material adverse change in the financial condition or business of the Companies from the date of such statements to the date hereof; and

            (b) All financial statements and other documents furnished by the Companies to Banks pursuant to this Agreement and the other Loan Documents do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. The Companies have disclosed to the Banks in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of any Company or of the Companies considered as a whole, or the Companies' ability to perform their obligations under this Agreement and the other Loan Documents.

          3.9.  Taxes and Assessments.  Each of the Companies has filed all
                ---------------------
required tax returns or has filed for extensions of time for the filing thereof, and has paid all applicable federal, state and local taxes, other than (a) taxes not yet due or which may be paid hereafter without penalty and no Company has knowledge of any deficiency or additional assessment in connection therewith not provided for in the financial statements required hereunder and (b) such state and local tax matters as would not, either singly or in the aggregate, have a Material Adverse Effect.

          3.10.  Indebtedness.  The Companies have no presently outstanding
                 ------------
Indebtedness or obligations, including contingent obligations and obligations under leases of property from others, except the Indebtedness and obligations described in Exhibit F hereto or in the Companies' financial statements which have been furnished to Banks prior to the date hereof pursuant to Paragraph 3.8 hereof, and indebtedness permitted pursuant to Paragraph 6.1 hereof.

          3.11.  Management Agreements.  No Company is a party to any management
                 ---------------------
or consulting agreements for the provision of senior executive services to such Company except as described on Exhibit F hereto.

          3.12.  Investments.  Each direct and indirect Subsidiary of Parent
                 -----------
(including Inactive Subsidiaries) is identified on Exhibit F attached hereto, which indicates the number of shares and classes of the capital stock of Parent and each such Subsidiary, and, with respect to each Subsidiary, the ownership thereof. No Company has any other Subsidiaries or any investments in or loans to any other individuals or business entities except for loans and investments permitted pursuant to Paragraphs 6.3 or 6.8 hereof.

          3.13.  ERISA.  Each of the Companies and each ERISA Affiliate is in
                 -----
compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and,

            (a) No Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which any Company or any ERISA affiliate could have any withdrawal liability which is reasonably likely to have a Material Adverse Effect;

            (b) No Company nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of (S)412 of the Code, whether or not waived which is reasonably likely to have a Material Adverse Effect;

            (c) The aggregate liability for accrued benefits and other ancillary benefits under each defined benefit pension Plan that is sponsored or maintained by any Company or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan by an amount which is reasonably likely to have a Material Adverse Effect;

            (d) The aggregate liability of each Company, and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, is not an amount which is reasonably likely to have a Material Adverse Effect on any Company; and

            (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent Annual Report) of any Company or ERISA Affiliate under any Plan providing post-retirement life or health benefits which is reasonably likely to have a Material Adverse Effect.

          3.14.  Fees and Commissions.  The Companies owe no brokers' or
                 --------------------
finders' fees or commissions of any kind, and know of no claim for any brokers' or finders' fees or commissions, in connection with the Companies' obtaining the Commitment or the Loan from Banks, except those provided herein.

          3.15.  No Extension of Credit for Securities.  The Companies are not
                 -------------------------------------
now, nor at any time have they been engaged principally, or as one of their respective important activities, in the business of extending or arranging for the extension of credit, for the purpose of purchasing or carrying any margin stock or margin securities; nor will the proceeds of the Loan be used by any Company directly or indirectly, for such purposes.

          3.16.  Perfection of Security Interest.  Upon the delivery into the
                 -------------------------------
possession of Agent, for the benefit of Banks, of stock certificates representing all of the outstanding shares of capital stock of the Subsidiaries pursuant to the Pledge Agreements, no further action, including any filing or recording of any document, is necessary in order to establish, perfect and maintain Agent's security interests, for the benefit of Banks, in the assets created by the Pledge Agreement.

          3.17.  Hazardous Wastes, Substances and Petroleum Products.  Except as
                 ---------------------------------------------------
otherwise set forth on Exhibit F attached hereto:

            (a) Except for such matters as would not have a Material Adverse Effect, each Company (i) has received all permits and filed all notifications required by the Environmental Control Statutes to carry on its respective business(es); and (ii) is in compliance with all Environmental Control Statutes.

            (b) Each Company has given any written or oral notice to the EPA or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by such Company or used in connection with the conduct of its business and operations which is reasonably likely to have a Material Adverse Effect.

            (c) No Company has received notice that it is potentially responsible for clean-up, remediation, costs of clean-up or remediation, fines or penalties with respect to any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute which is reasonably likely to have a Material Adverse Effect.

          3.18.  Solvency.  To the best of each Company's knowledge, excluding
                 --------
intercompany indebtedness, each Company is, and after receipt and application of the first Advance under this Agreement will be, solvent such that (i) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Company) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (ii) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Company) is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, and (iii) they are able to realize upon their assets and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Company intends to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and no Company is engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Paragraph 3.18, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability of the applicable Company.

          Each Company hereby agrees that to the extent a Company shall have paid more than its proportionate share of any payment made hereunder or under the Guaranty, such Company shall be entitled to seek and receive contribution from and against any other Company who has not paid its proportionate share of such payment; provided however such Company shall not seek any such contribution from any other Company until the Loans have been paid in full and all Commitments of the Banks hereunder have been terminated. The provisions of this paragraph shall in no respect limit the obligations and liabilities of any Company to the Agent and the Banks and each Company shall remain liable to the Agent and the Banks for the full amount of its obligations hereunder and under the Guaranty.

          3.19.  Employee Controversies.  There are no material controversies
                 ----------------------
pending or, to the knowledge of the Companies, threatened or anticipated between any Company and any of its respective employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or to the Companies' knowledge, threatened between any Company and its respective employees and representatives, which in either event could impair the ability of the Company to perform their obligations under the Loan

Documents, or which might reasonably be expected to have a Material Adverse Effect.

          3.20.  Inactive Subsidiaries.  There does not exist, by virtue of
                 ---------------------
statute, common law, contract or otherwise, any liability of, or any activity or condition relating to, any Inactive Subsidiary, including, without limitation, with respect to any environmental condition, taxes, employee benefit plan, program or statutory obligation, tort claim or contract dispute, which may survive the liquidation of any such Inactive Subsidiary (whether by operation of law, express assumption or otherwise), except for those liabilities which (a) are reserved for or otherwise reflected in the financial statements of Parent and its consolidated Subsidiaries or (b) do not in the aggregate as to all Inactive Subsidiaries exceed Fifty Thousand Dollars ($50,000).

                                   SECTION 4

                                   CONDITIONS
                                   ----------

          4.1.  First Advance.  The effectiveness of this Agreement and the
                -------------
obligation of Banks to make the first Advance or issue the first Letter of Credit under this Agreement shall be subject to Agent's receipt of the following documents and satisfaction of the following conditions, each in form and substance satisfactory to Banks:

               (a) Promissory Notes.  The Notes duly executed by Borrower.
                   ----------------

               (b) Guaranty.  A Guaranty Agreement executed by each Guarantor in
                   --------
favor of Banks.

               (c) Authorization Documents. A certificate of the secretary of
                   -----------------------
each Company attaching and certifying as to (i) the certificate or articles of incorporation and bylaws of such Borrower; (ii) resolutions or other and evidence of authorization by the board of directors of such Borrower, authorizing its execution and full performance of this Agreement, the Notes, the Guaranty, the Pledge Agreement and all other documents and actions required hereunder; and (iii) incumbency certificates setting forth the name, title and specimen signature of each officer of such Company who is authorized to execute the Loan Documents on behalf of such Company.

               (d) Opinions of Counsel.  Opinion letters from corporate and
                   -------------------
regulatory counsel for the Companies, as may be reasonably satisfactory to Agent.

          (e) Financial Information.  Projected balance sheets and income
              ---------------------
statements for the Companies on a consolidated basis, for the period from June 30, 1996 through the Termination Date, reasonably satisfactory to Banks and certified as being based on reasonable assumptions by the chief financial officer of Parent (such cash flow projections having taken into account the transactions contemplated by this Agreement and identified the sources of cash the Companies intend to use to meet their cash needs during such period).

          (f) Compliance Certificate; Rate Selection.  A Compliance Certificate
              --------------------------------------
in the form of Exhibit H attached hereto calculated as of the end of the most recent fiscal quarter of the Companies, and selection of the interest rates and Interest Periods to apply to outstanding Portions from and after the Effective Date in accordance with Paragraph 2.6 hereof.

          (g) Fees and Expenses.  Payment of all interest and fees due under the
              -----------------
Existing Credit Agreement through and including the Effective Date, and payment of the fees required by Paragraphs 2.12 and 2.13 hereof, and audit expenses pursuant to subparagraph (l) below.

          (h) Searches.  Uniform Commercial Code, tax and judgment searches
              --------
against the Companies in those offices and jurisdictions as Agent shall reasonably request.

          (i) Pledge Agreement.  A Pledge Agreement executed by Parent and Home
              ----------------
Health Corporation of Delaware, Inc. in favor of Agent, for the benefit of Banks, pledging all of the issued and outstanding shares of capital stock of each of their respective Subsidiaries as security for the Loan, together with stock certificates representing all such shares, and stock powers signed in blank.

          (j) Subordination Agreements.  Confirmation of the Subordination
              ------------------------
Agreements with respect to the Existing Subordinated Debt other than the Dependable Subordinated Debt.

          (k) Terminations.  Termination of the Security Agreement executed and
              ------------
delivered pursuant to the Existing Credit Agreement, and UCC-3 termination statements with respect thereto.

          (l) Audit.  A completed lending audit of the Companies by an auditor
              -----
acceptable to Agent, at the expense of Borrower (not to exceed $13,000).

          (m) Other Documents.  Such additional documents as Agent reasonably
              ---------------
may request, including without limitation any Medicare/Medicaid or applicable industry accreditation.

          4.2.  Advances or Issuances.  The obligation of Banks to make
                ---------------------
additional Advances under the Commitment shall be subject to Borrower's compliance with Paragraph 2.7 hereof and it shall be a condition to Banks' and Agent's obligation hereunder to make any such Advance or issue any Letter of Credit that the representations and warranties set forth herein and in the other Loan Documents, other than those made only as of a specific date, shall be true and correct as if made on the date of such Advance or Letter of Credit issuance, that no Event of Default or Default shall have occurred and be continuing on the date of such Advance or Letter of Credit issuance or be caused by such Advance or Letter of Credit issuance, that all fees required pursuant to Paragraphs 2.11, 2.12 and 2.13 hereof have been paid as and when due, and that there shall have been no event or circumstance which had or is reasonably likely to have a Material Adverse Effect.


                                   SECTION 5

                             AFFIRMATIVE COVENANTS
                             ---------------------

          Borrower covenants and agrees that so long as the Commitment of Banks to Borrower or any Indebtedness of Borrower to Banks is outstanding, unless Required Banks have otherwise agreed in writing, each of the Companies will (and with respect to Paragraph 5.12, will cause each ERISA Affiliate) to:

          5.1.  Existence and Good Standing.  Preserve and maintain (a) its
                ---------------------------
existence as a corporation and its good standing in all states in which it conducts business and (b) the effectiveness and validity of all its franchises, licenses, permits, certificates of compliance or grants of authority required in the conduct of its business, except for such instances of ineffectiveness or invalidity as would not, either singly or in the aggregate, have a Material Adverse Effect.

          5.2.  Quarterly Financial Statements.  Furnish to Agent within forty-
                ------------------------------
five (45) days of the end of each of the first three quarterly periods in each fiscal year of Parent unaudited quarterly consolidated financial statements, in form and substance as reasonably required by Agent, including (i) a consolidated balance sheet, (ii) a consolidated statement of income, (iii) a statement of cash flows, and (iv) a comparison to the budgeted statement of income, prepared in accordance with GAAP consistently applied (except that such interim statements need not contain footnotes and may be subject to year-end adjustments), together with a certificate executed by the chief executive or chief financial officers of Parent stating that the financial statements fairly present in all material respects the financial condition of the Parent and its consolidated Subsidiaries as of the date and for the periods covered and that as of the date of such certificate there exists no violation of any provision of this Agreement or the happening of any Event of Default or Default, or describing any such violation, Default or Event of Default, and the measures being taken to address it.

          5.3.  Annual Budget and Financial Statements.
                --------------------------------------

            (a) Furnish to Agent within forty-five (45) days after the commencement of each fiscal year a management-prepared budget for such fiscal year.

            (b) Furnish to Agent within ninety (90) days after the close of each fiscal year audited consolidated annual financial statements, including the financial statements, information and compliance certificate required under Paragraph 5.2 hereof, which consolidated financial statements shall be prepared in accordance with GAAP and shall be certified without qualification (except with respect to changes in GAAP as to which the Companies' independent certified public accountants have concurred) by an independent certified public accounting firm reasonably satisfactory to Agent; and cause Agent to be furnished, at the time of the completion of the annual audit, with copies of any management letters prepared by such accountants and with a certificate signed by such accountants to the effect that to the best of their knowledge there exists no Event of Default or Default hereunder.

          5.4.  Compliance Certificate.  At the time of delivery of financial
                ----------------------
statements pursuant to Paragraph 5.2 and 5.3 hereof, deliver to Agent a certificate in the form of Exhibit H attached hereto executed by the chief executive officer or chief financial officer of Parent, showing the calculation of the covenants set forth in Paragraph 5.13 through 5.16 hereof.

          5.5.  Public Information.  Deliver to Agent (with sufficient copies
                ------------------
for each Bank) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as Parent shall send to its shareholders or to the holders of Subordinated Debt, and copies of any registration statement or annual or quarterly reports, if any, filed with the Securities and Exchange Commission (or successor entity).

          5.6.  Books and Records.  Keep and maintain satisfactory and adequate
                -----------------
books and records of account in accordance with GAAP and make or cause the same to be made available to Agent or is agents or nominees at any reasonable time upon reasonable notice for inspection and to make extracts thereof and permit Agent to discuss contents of same with senior officers of Parent and also with outside auditors and accountants of Parent.

          5.7.  Insurance.  Keep and maintain all of its property and assets in
                ---------
good order and repair and fully covered by insurance with reputable and financially sound insurance companies against such hazards and in such amounts as is customary in the industry, under policies requiring the insurer to furnish reasonable notice to Agent and opportunity to cure any non-payment of premiums prior to termination of coverage.

          5.8.  Litigation; Event of Default.  Notify Agent in writing
                ----------------------------
immediately of the institution of any litigation, the commencement of any administrative proceedings, the happening of any event or the assertion or threat of any claim, to the extent that any of the foregoing, could have a Material Adverse Effect or the occurrence of any Event of Default or Default hereunder.

          5.9.  Taxes.  Pay and discharge all taxes, assessments or other
                -----
governmental charges or levies imposed on it or any of its property or assets prior to the date on which any penalty for non-payment or late payment is incurred, unless the same are currently being contested in good faith by appropriate proceedings, diligently prosecuted and covered by appropriate reserves maintained in accordance with GAAP.

          5.10.  Costs and Expenses.  Pay or reimburse Agent for all reasonable
                 ------------------
out-of-pocket costs and reasonable expenses (including but not limited to reasonable attorneys' fees and disbursements) Agent may reasonably pay or incur in connection with the preparation and review of this Agreement and all waivers, consents and amendments in connection therewith and all other documentation related thereto, and the making of the Loan hereunder, and pay or reimburse Banks for all costs, liabilities and expenses associated with the collection, administration or enforcement of the same, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid. All obligations provided for in this Paragraph 5.10 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

          5.11.  Compliance; Notification.
                 ------------------------

            (a) Comply in all material respects with all local, state and federal laws and regulations applicable to its business (and in all respects with the Environmental Control Statutes), including without limitation all laws and regulations of the Local Authorities, and with the provisions and requirements of all franchises, permits, certificates of compliance, approval and need issued by regulatory authorities and with other like grants of authority held by any Company; and notify Agent immediately in detail of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises, licenses or grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises, licenses or grants of authority, to the extent that any of the foregoing could have a Material Adverse Effect.

            (b) With respect to the Environmental Control Statutes, immediately notify Agent when, in connection with the conduct of the Companies' business(es) or operations, any person (including, without limitation, EPA or any state or local agency) provides oral or written notification to any Company, or any Company otherwise becomes aware, of a condition with regard to an actual or imminently threatened Release of Hazardous Substances which could reasonably be expected to have a Material Adverse Effect; and notify Agent in detail immediately upon the receipt by a Company of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with, failure to perform, breach, violation or default under any such statutes or regulations which could reasonably be expected to have a Material Adverse Effect or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a failure to breach, violation or default.

          5.12.  ERISA.  (a) Comply in all material respects with the provisions
                 -----
of ERISA to the extent applicable to any Plan maintained for the employees of any Company or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); (d) not permit any event to occur with respect to any Plan sponsored by any Company or any ERISA Affiliate (i) as described in Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify Agent in writing promptly after it has come to the attention of senior management of any Company of the written assertion or threat of any event described in Section 4042 of ERISA (relating to the soundness of a Plan) (including any "reportable event" described in Section 4042(a)(3) of ERISA) or the PBGC's ability to assert a material liability against it or impose a lien on any Company's, or any ERISA Affiliate's properties or assets; and (f) refrain from engaging in any prohibited transactions or actions causing possible liability under Section 502 of ERISA.

          5.13.  Maximum Funded Debt to Adjusted EBITDA Ratio.  Maintain as of
                 --------------------------------------------
the end of each fiscal quarter a ratio of (a) Funded Debt of Parent and its consolidated Subsidiaries to (b) Adjusted EBITDA of not greater than 2.50 to 1.

          5.14.  Fixed Charge Coverage Ratio.  Maintain as of the end of each
                 ---------------------------
fiscal quarter during the periods set forth in the left hand column a consolidated Fixed Charge Coverage Ratio of not less than the ratio set forth in the right hand column:

               Period                         Ratio
               ------                         -----

               Date hereof
                 through 6/30/97              1.00 to 1
               7/1/97 and at all times
                 thereafter                   1.25 to 1

          5.15.  Maximum Leverage Ratio.  Maintain as of the end of the fiscal
                 ----------------------
quarter a ratio of consolidated Funded Debt to consolidated Total Capitalization of not greater than 0.45 to 1.

          5.16.  Current Ratio.  Maintain as of the end of the fiscal quarter a
                 -------------
ratio of Current Assets to Current Liabilities of not less than 2.00 to 1.

          5.17.  Management Changes.  Notify Agent in writing within ten (10)
                 ------------------
Business Days after any change of its senior officers.

          5.18.  Transactions Among Affiliates.  Cause all transactions between
                 -----------------------------
and among Affiliates, other than transactions among the Companies, to be on an arms-length basis and on such terms and conditions as are customary in the applicable industry between and among unrelated entities.

          5.19.  Joinders.  If any Inactive Subsidiary becomes active or if a
                 --------
new Subsidiary is formed or acquired (other than a joint venture Subsidiary as authorized pursuant to Paragraph 6.8 (iii) hereof), cause such Subsidiary to execute a joinder to the Guaranty and other documents as Agent may reasonably require, and deliver to Agent, for the benefit of Banks, a Pledge Agreement or amendment to Pledge Agreement to pledge the shares of such Subsidiary to Agent for the benefit of Banks, together with all share certificates for such Subsidiary to Agent together with stock powers signed in blank.

           5.20.  Subordination Agreements.
                  ------------------------

            (a) On or before September 13, 1996, deliver a confirmation of the Subordination Agreement with respect to the Dependable Subordinated Debt.

            (b) On the date that any Indebtedness is incurred by a Company in favor of a seller in connection with a Permitted Acquisition, as permitted by clause (vi) of Paragraph 6.1 hereof, cause the holder of such Indebtedness to execute and deliver a

Subordination Agreement in favor of Agent on behalf of Banks in substantially the form attached hereto as Exhibit D.

          5.21.  Other Information.  Provide any Bank with any other documents
                 -----------------
and information, financial or otherwise, reasonably requested by such Bank from time to time.

                                   SECTION 6

                               NEGATIVE COVENANTS
                               ------------------

          So long as any Commitment or any Indebtedness of Borrower to Banks remains outstanding hereunder, Borrower covenants and agrees that without Required Bank's prior written consent, each Company will not:

          6.1.  Indebtedness.  Borrow any monies or create any Indebtedness
                ------------
except: (i) borrowings from Banks hereunder; (ii) trade Indebtedness in the normal and ordinary course of business for value received; (iii) Indebtedness and obligations incurred to purchase or lease fixed or capital assets; provided, however, that the aggregate outstanding principal amount of such indebtedness and obligations shall not exceed in the aggregate Six Million Dollars ($6,000,000) (including the First Union Debt) outstanding at any time; (iv) Indebtedness of a Company to another Company; (v) Indebtedness under the Existing Seller Debt not to exceed the amount outstanding on the date hereof, as reduced from time to time; (vi) Subordinated Debt; (vii) accrued expenses arising in the ordinary cause of business, and (viii) guaranties permitted pursuant to Paragraph 6.2 hereof.

          6.2.  Guaranties.  Guarantee or assume or agree to become liable in
                ----------
any way, either directly or indirectly, for any additional indebtedness or liability of others except: (i) to endorse checks or drafts in the ordinary course of business, (ii) guarantees by Parent of Indebtedness permitted pursuant to clause (vi) of Paragraph 6.1 hereof, provided that any such guaranty shall be subordinated to the same extent as such Subordinated Debt; (iii) guaranties by any Company of the Indebtedness of another Company if such Indebtedness is permitted pursuant to Paragraph 6.1(i), (ii), (iii), (iv), (v) or (vii) hereof; and (iv) guaranties issued on behalf of joint venture Subsidiaries, which together with loans and advances permitted pursuant to Paragraph 6.3(v) hereof and investments made pursuant to Paragraph 6.8(iii) hereof shall not exceed after the date hereof Three Million Five Hundred Thousand Dollars ($3,500,000) for all such joint venture Subsidiaries.

          6.3.  Loans.  Make any loans or advances to others; provided, however,
                -----
that: (i) the Companies may make loans and advances to employees in the ordinary course of business;

(ii) Parent may maintain its outstanding loan to Bruce Feldman, without increase in the amount thereof; (iii) the Companies may make loans and advances to other Companies; (iv) the Companies may make other loans and advances in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) outstanding at any time; and (v) loans or advances to joint venture Subsidiaries which together with guaranties issued pursuant to Paragraph 6.2(iv) hereof and investments made pursuant to Paragraph 6.8(iii) hereof shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000) for all such joint venture Subsidiaries.

          6.4.  Liens and Encumbrances.  Create, permit or suffer the creation
                ----------------------
of any liens, security interests, or any other encumbrances on (including any conditional sales arrangement with respect to) any of its property, real or personal, including, without limitation, liens and security interests in favor of holders of any class or designation of interests in a Company, except the pledge of shares of the Companies (other than Parent) in favor of Agent on behalf of Banks as security for the Loan, and except (i) liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets permitted under Paragraph 6.1(iii) hereof, provided, however, that such liens secure only the indebtedness and obligations created thereunder and are limited to the assets purchased or leased pursuant thereto and the proceeds thereof; (ii) mechanic's and workman's liens, liens for taxes, assessments or other governmental charges, federal, state or local, which are then being currently contested in good faith by appropriate proceedings and are covered by appropriate reserves maintained in cash or cash equivalents and in accordance with GAAP; (iii) pledges or deposits to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; (iv) deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; (v) deposits to secure surety, appeal or custom bonds required in the ordinary course of business; and (vi) statutory landlord liens provided that the applicable landlords have not sought to exercise distraint.

          6.5.  Additional Negative Pledge.  Agree or covenant with or promise
                --------------------------
any person or entity other than the Banks that it will not pledge its assets or properties or otherwise grant any liens, security interests or encumbrances on its property; provided, that a Company may agree that it will not pledge or otherwise grant a security interest or encumbrance on its interest in any joint venture Subsidiary permitted pursuant to Paragraph 6.8(iii) hereof or on any assets acquired with purchase money indebtedness permitted pursuant to Paragraph 6.1(iii) hereof.

          6.6.  Restricted Payments.  Make any Restricted Payments; provided,
                -------------------
however, that in the absence of a Default or Event of Default hereunder, and if such payment will not create a Default or an Event of Default, Parent may (a) pay regularly scheduled principal and interest on Subordinated Debt to the extent permitted by and in accordance with the applicable Subordination Agreement; and (b) make additional Restricted Payments in an aggregate amount not to exceed One Million Dollars ($1,000,000) from and after the Effective Date; provided, however that the foregoing shall not authorize the Parent to make dividends or distributions of any kind in respect of any class of its capital stock or to purchase Parent's stock in any open market transaction.

          6.7.  Transfer of Assets; Liquidation.
                -------------------------------

                (a) Sell, lease, transfer or otherwise dispose of all or any portion of its assets, real or personal, other than such transactions in the normal and ordinary course of business for value received; provided, however, that the Companies may sell for cash assets not to exceed, in the aggregate for all such sales, five percent (5%) of total assets of the Parent and its consolidated Subsidiaries as of the date of the financial statements most recently delivered pursuant to Paragraph 5.3(b) hereof, subject to the requirements of Paragraph 2.9(b) hereof; or

                (b) discontinue, liquidate, or change in any material respect any substantial part of its operations or business(es).

          6.8.  Acquisitions and Investments.  Purchase or otherwise acquire
                ----------------------------
(including without limitation by way of share exchange) any part or amount of the capital stock, partnership interests, or assets of, or make any investments in, any other firm or corporation; or enter into any new business activities or ventures not directly related to its present business; or merge or consolidate with or into any other firm or corporation; or create any Subsidiary; provided, however that in the absence of a Default or an Event of Default and if such transaction will not give rise to a Default or an Event of Default, the Companies may: (i) make Permitted Investments, (ii) form new wholly-owned Subsidiaries, subject to Paragraph 5.19 hereof, (iii) invest in joint-venture Subsidiaries operating solely in the United States of America with less than 100% ownership, provided that the aggregate fair market amount contributed to such Subsidiaries (including without limitation guaranties issued on behalf of or loans or advances to such Subsidiaries) shall not exceed after the date hereof Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate for all such joint-venture Subsidiaries, and (iv) make Permitted Acquisitions, provided, however, that without regard to whether such Permitted

Acquisition is being funded by an Advance under the Acquisition Commitment, Borrower shall provide to Banks the following information no later than fifteen
(15) Business Days prior to a Permitted Acquisition requiring the approval of Required Banks as provided in clause (iii) of the definition thereof and no later than ten (10) Business Days prior to any other Permitted Acquisition:

                        (A) a narrative description of the proposed acquisition which demonstrates it to be a Permitted Acquisition, and describes the business to be acquired, the legal structure for the acquisition, the acquisition price to be paid, and other material features of the proposed acquisition;

                        (B) a report with respect to the Permitted Acquisition and all other Permitted Acquisitions completed in the same fiscal year in the form of Exhibit I attached hereto;

                        (C) copies of the financial statements, if available, or federal income tax returns if not, dated as of the three (3) most recently ended fiscal years of such business or the seller of such assets;

                        (D) an amendment or supplement to Exhibit F hereto, to include the required disclosure hereunder as applicable to such business or assets;

                        (E) pro forma financial statements of the business or
                            --- -----
assets and Parent and its consolidated Subsidiaries giving effect to the proposed acquisition on an historical basis for the two most recent fiscal quarters for which a Compliance Certificate has been delivered and on a projected basis for the period ending on the Acquisition Commitment Termination Date, including the information required pursuant to Paragraph 5.2(i), (ii) and
(iii) and demonstrating compliance with the covenants set forth in Paragraph
5.13 through 5.16 as of the end of each fiscal quarter; and

                        (F) such additional documents as Agent may reasonably request, each of the foregoing to be in form and substance reasonably satisfactory to Agent.

          6.9.  Payments to Affiliates.  Except as set forth in Paragraph
                ----------------------
6.3(iv), pay any salaries, compensation, management fees, consulting fees, service fees, licensing fees, or other similar payments to Affiliates of any Company other than on an arms-length basis for value, and on terms and conditions as are customary in the industry between and among unrelated entities.

          6.10. Use of Proceeds.  Use any of the proceeds of the Loan, directly
                 ---------------
or indirectly, to purchase or carry margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; or engage as its principal business in the extension of credit for purchasing or carrying such securities.


                                   SECTION 7

                   ADDITIONAL COLLATERAL AND RIGHT OF SET-OFF
                   ------------------------------------------

          7.1.  Additional Collateral.  As additional collateral for the payment
                ---------------------
of any and all of Borrower's indebtedness and obligations to Banks, whether matured or unmatured, now existing or hereafter incurred or created hereunder or otherwise, Borrower hereby grants to Banks a security interest in and lien upon all funds, balances or other property of any kind of Borrower, or in which Borrower has an interest, limited to the interest of Borrower therein, whether now or hereafter in the possession, custody or control of any Bank.

          7.2.  Right of Set-off.  Each Bank is hereby authorized at any time
                ----------------
and from time to time following the occurrence and during the continuation of an Event of Default hereunder, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Notes, irrespective of whether such Bank shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Bank agrees promptly to notify Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Banks under this Section Seven are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Banks may have.


                                   SECTION 8

                                    DEFAULT
                                    -------

          8.1.  Events of Default. Each of the following events shall be an
                -----------------
Event of Default hereunder:

            (a) If Borrower shall fail to pay (i) when due any installment of principal, (ii) within five (5) days of when due any interest, fees, costs, expenses or any other sum payable to Banks or Agent hereunder, or (iii) within ten (10) days of notice thereof by Agent to Borrower any fees, costs or expenses due to third parties pursuant to this Agreement; or

          (b) If any representation or warranty made herein or in connection herewith or in any statement, certificate or other document furnished hereunder is false or misleading in any material respect when made; or

          (c) If any Company shall default (after expiration of any applicable cure or grace periods) in the payment or performance of any obligation or Indebtedness to another either singly or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000), whether now or hereafter incurred, other than intercompany indebtedness; or

          (d) If Borrower shall default in or fail to observe at any test date the covenants set forth in Paragraphs 5.13 through 5.16 hereof or in Section 6 hereof; or

          (e) If any Company shall default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraphs
(a), (b) or (d) above) or in any document executed or delivered in connection herewith, including without limitation with respect to any Collateral, and such default shall continue uncured for thirty (30) days after notice thereof to Borrower given by Agent; or

          (f) If: (i) (A) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder shall have beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of Parent (or other securities convertible into such securities) other than (1) Bruce Feldman or (2) any person described in Rule 13d-1(b)(i) (D) or (E) which is eligible to file a Schedule 13G in lieu of a Schedule 13D (only for so long as such person is so eligible) representing twenty percent (20%) of the combined voting power of all securities of Parent entitled to vote in the election of directors (hereinafter called a "Controlling Person"); or (B) a majority of the Board of Directors of Parent shall cease for any reason to consist of (1) individuals who on the date hereof were serving as directors of Borrower or (2) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the board is recommended or approved by a majority of the Board of Directors of Parent. For purposes of clause (A) above, a person or group shall not be a Controlling Person if such person or group holds voting power in good faith and not for the purpose of circumventing this Paragraph 8.1(f)(i) as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause (A) above; or

            (ii) the Parent ceases to own, either directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of each Company unless such cessation of ownership is due to a sale or transfer of assets permitted pursuant to Paragraph 6.7 hereof or an investment permitted pursuant to Paragraph 6.8 hereof; or

          (g) If Bruce Feldman ceases to have the authority to cause the direction of the day-to-day management and day-to-day policies of the Companies, unless within ninety (90) days Agent is notified in writing of the identity and qualifications of a person with experience in the home health business given such authority and such new management is not objected to in writing by Required Banks within sixty (60) days of such notice, or if objected to, then within ninety (90) days after such objection Agent is notified in writing of another such person given such authority and such management is not objected to within sixty (60) days of such subsequent notice; or

          (h) If custody or control of any substantial part of the property of any Company representing ten percent (10%) or more of Parent's consolidated net revenues for the most recent fiscal quarter for which financial statements have been delivered pursuant to Paragraph 5.2 or 5.3 hereof shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency; if any license or franchise of a Company shall be suspended, revoked, not renewed or otherwise terminated the loss of which would reasonably be expected to have a Material Adverse Effect; if third party payor agreements (public or private) representing, either individually or in the aggregate, fifteen percent (15%) or more of Parent's consolidated net revenues for the most recent fiscal quarter for which financial statements have been delivered pursuant to Paragraph 5.2 or 5.3 hereof are revoked, terminated or not renewed, other than in connection with the execution of a new or replacement agreement with the existing or another third party payor; if any Company representing, either individually or in the aggregate fifteen percent (15%) of Parent's consolidated net revenues for the most recent fiscal quarter for which financial statements have been delivered pursuant to Paragraph 5.2 or 5.3 hereof, shall lose accreditation by the Joint Commission on Accreditation of Health Organizations; or if any governmental regulatory authority or judicial body shall make any other final non-appealable determination the effect of which would have Material Adverse Effect; or

            (i) If any Company becomes insolvent (excluding intercompany indebtedness in the case of any Company other than Parent and Borrower), bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within thirty (30) days; makes a general assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within thirty (30) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by any Company; if any order for relief is entered relating to any of the foregoing proceedings; if any Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if any Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or

            (j) any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Control Statutes and as a result of such event or condition, the Companies have incurred or in the opinion of Required Banks are reasonably likely to incur liabilities in the aggregate in excess of One Million Dollars ($1,000,000); or

            (k) if any judgment, writ, warrant or attachment or execution or similar process which calls for payment or presents liability in excess of Five Hundred Thousand Dollars ($500,000) shall be rendered, issued or levied against any Company or its respective property and such process shall not be paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within sixty (60) days after its issuance or levy unless such judgment is covered by insurance and the insurer has acknowledged coverage in writing with respect thereto.

          8.2.  Remedies.  Upon the happening of any Event of Default and at any
                --------
time thereafter, and by notice by Agent on behalf of Required Banks to Borrower (except if an Event of Default described in Paragraph 8.1(i) shall occur in which case acceleration of the Loan and termination of the Commitment shall occur automatically without notice), Required Banks may (i) terminate the Revolving Commitment, the Acquisition Commitment or both and (ii) declare the entire unpaid balance, principal, interest, fees, and other amounts of all indebtedness of Borrower to Banks, hereunder or otherwise, to be immediately due and payable. Upon such declaration, Agent and Banks shall have the immediate right to enforce or realize on any Collateral granted therefor in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise. In addition to any rights granted hereunder or in any of the Loan Documents delivered in connection herewith, Agent and Banks shall have all the rights and remedies granted by any applicable law, all of which shall be cumulative in nature.



                                   SECTION 9

                               AGENCY PROVISIONS
                               -----------------

          This Section sets forth the relative rights and duties of Agent and Banks respecting the Loan and, with the exception of Paragraphs 9.3 and 9.15 hereof, does not confer any enforceable rights on Borrower against Banks or create on the part of Banks any duties or obligations to Borrower.

          9.1.  Application of Payments.  Agent shall apply all payments of
                -----------------------
principal, interest, commitment fee or other amounts hereunder made to Agent by or on behalf of Borrower with respect to the Revolving Loan, Acquisition Loan and Letters of Credit, as applicable, to Banks on the basis of their Pro Rata Shares of the outstanding principal balance of the applicable Loan being paid hereunder, except the fees payable under Paragraphs 2.13 and 2A.4(a)(iv) hereof, which shall be paid solely to Agent. Such distribution of payments shall be made promptly in federal funds immediately available at the office of each Bank set forth above.

          9.2.  Set-Off.  In the event a Bank, by exercise of its right of set-
                -------
off, or otherwise, receives any payment of principal or interest, in an amount greater than its Pro Rata Share of such payment based upon the Banks' respective shares of principal Indebtedness outstanding hereunder immediately before such payment, such Bank shall purchase a portion of the Indebtedness hereunder owing to each other Bank so that after such purchase each Bank shall hold its Pro Rata Share of all the Indebtedness then outstanding hereunder, provided that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of any such recovery, but without interest.

          9.3.  Modifications and Waivers.  No modification or amendment hereof,
                -------------------------
consent hereunder or waiver of any Event of Default shall be effective except by written consent of the Required Banks; provided, however, that the written consent of all Banks shall be required to (i) modify, amend, waive, discharge, terminate or suspend compliance with (A) any rate of interest applicable to the Revolving Loan or Acquisition Loan, to the extent it is proposed to be decreased, (B) the amount of the Commitment to the extent it is proposed to be increased, or the Banks' respective shares thereof; (C) the date or amounts of payment of the Revolving Loan or Acquisition Loan, (D) the commitment fee set forth in Paragraph 2.11 hereof or other amounts payable by Borrower hereunder except if payable solely to the Agent, to the extent any such amount is proposed to be decreased, (E) the definition of Required Banks, or (F) this Paragraph 9.3; (ii) release any Collateral; or (iii) release any Guarantor.

          9.4.  Obligations Several.  The obligations of the Banks hereunder are
                -------------------
several, and each Bank hereunder shall not be responsible for the obligations of the other Banks hereunder, nor will the failure of one Bank to perform any of its obligations hereunder relieve the other Banks from the performance of their respective obligations hereunder.

          9.5.  Banks' Representations.  Each Bank represents and warrants to
                ----------------------
the other Banks that (i) it has been furnished all information it has requested for the purpose of evaluating its proposed participation under this Agreement; and (ii) it has decided to enter into this Agreement on the basis of its independent review and credit analysis of Borrower, this Agreement and the documentation in connection therewith and has not relied for such analysis on any information or analysis provided by any other Bank.

          9.6.  Investigation.  No Bank shall have any obligation to the others
                -------------
to investigate the condition of Borrower or any of the Collateral or any other matter concerning the Loan.

          9.7.  Powers of Agent.  Agent shall have and may exercise those powers
                ---------------
specifically delegated to Agent herein, together with such powers as are reasonably incidental thereto.

          9.8.  General Duties of Agent, Immunity and Indemnity.  Upon receipt
                -----------------------------------------------
of notices and reports delivered by Borrower to the Agent under this Agreement, the Agent shall promptly deliver the same in the form received to the Banks. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested, subject to the limitations on liabilities contained herein; provided that Agent shall not be obligated to ascertain or inquire as to the performance of any of the terms, covenants or conditions hereof by Borrower. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action or omission by any of them hereunder or in connection herewith except for gross negligence or willful misconduct. Subject to such exception, each of the Banks hereby indemnifies Agent (in its capacity as Agent) on the basis of such Bank's Pro Rata Share, against any liability, claim, loss or expense arising from or relating to any action taken or omitted to be taken with respect to this Agreement, any other Loan Document or the transactions contemplated thereby or Borrower, to the extent that the Agent has not been reimbursed therefor by Borrower, without affecting any obligation of Borrower to reimburse.

          9.9.  No Responsibility for Representations or Validity, etc.  Each
                ------------------------------------------------------
Bank agrees that Agent shall not be responsible to any Bank for any representations, statements, or warranties of Borrower herein. Neither Agent nor any of its directors, officers, employees or agents shall be responsible for the validity, effectiveness, sufficiency, perfection or enforceability of this Agreement and any Collateral, or any documents relating thereto or for the priority of any of Banks' security interests in any such Collateral.

          9.10.  Action on Instruction of Banks; Right to Indemnity.  Agent
                 --------------------------------------------------
shall act upon written instruction of Banks or Required Banks, as appropriate, and in all cases Agent shall be fully protected in acting or refraining from acting hereunder in accordance with such written instructions to it signed by Required Banks unless the consent of all the Banks is expressly required hereunder in which case Agent shall be so protected when acting in accordance with such instructions from all the Banks. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks, provided that except as otherwise provided herein, Agent may act hereunder in its own discretion without requesting such instructions.

          9.11.  Employment of Agents.  In connection with its activities
                 --------------------
hereunder, Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the default or misconduct of agents or attorneys-in-fact selected with reasonable care.

          9.12.  Reliance on Documents.  Agent shall be entitled to rely upon
                 ---------------------
(a) any paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and (b) upon the opinion of its counsel with respect to legal matters.

          9.13.  Agent's Rights as a Bank.  With respect to its share of the
                 ------------------------
indebtedness hereunder, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent. Each of the Banks may accept deposits from and generally engage in other banking or trust business with Borrower as if it were not Agent or a Bank hereunder.

          9.14.  Expenses.  Each of the Banks shall reimburse Agent, from time
                 --------
to time at the request of Agent, for its Pro Rata Share of any expenses incurred by Agent in connection with the performance of its functions hereunder without affecting any obligation of Borrower to reimburse, provided however that in the event Banks shall reimburse Agent for expenses for which Borrower subsequently reimburses Agent, Agent shall remit to each Bank the respective amount received from such Bank against such expenses.

          9.15.  Resignation of Agent.  Agent may at any time resign its
                 --------------------
position as Agent, without affecting its position as a Bank, by giving written notice to Banks and Borrower. Such resignation shall take effect upon the appointment of a successor agent in accordance with this Paragraph 9.15. In the event Agent shall resign, Required Banks with the consent of Borrower, which consent will not be unreasonably withheld, shall appoint a Bank as successor agent. If within thirty (30) days of the Agent's notice of resignation no successor agent shall have been appointed by Banks and accepted such appointment, then Agent, in its discretion may appoint any other Bank with banking powers as a successor agent.

          9.16.  Successor Agent.  The successor Agent appointed pursuant to
                 ---------------
Paragraph 9.15 shall execute and deliver to its predecessor and Banks an instrument in writing accepting such appointment, and thereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, duties and obligations of its predecessor Agent. The predecessor Agent shall deliver to its successor Agent forthwith all Collateral, documents and moneys held by it as Agent, if any, whereupon such predecessor Agent shall be discharged from its duties and obligations as Agent under this Agreement.

          9.17.  Collateral Security.  Agent will hold, administer and manage
                 -------------------
any Collateral pledged from time to time hereunder either in its own name or as Agent, but each Bank shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its Pro Rata Share, by reason of and as evidenced by this Agreement.

          9.18.  Enforcement by Agent.  All rights of action under this
                 --------------------
Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by Agent and any suit or proceeding instituted by Agent in furtherance of such enforcement shall be brought in its name as Agent without the necessity of joining as plaintiffs or defendants any other Banks, and the recovery of any judgment shall be for the benefit of Banks subject to the expenses of Agent.

                                 SECTION 10

                                 MISCELLANEOUS
                                 -------------

          10.1.  Indemnification and Release Provisions.  Borrower hereby agrees
                 --------------------------------------
to defend Agent and each Bank and their directors, officers, agents, employees and counsel from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts, transfer taxes, documentary taxes, or assessments or charges made by any governmental authority), claims, damages, interest judgments, costs, or expenses, including without limitation reasonable fees and disbursements of counsel, incurred by any of them arising out of or in connection with or by reason of this Agreement, the Commitment, the making of the Loan or any Collateral therefor, other than those resulting primarily from any such party's own wilful misconduct or gross negligence, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Environmental Control Statute or the application of any such Statute to any of the Companies' properties or assets. Borrower hereby releases Agent and each Bank and their directors, officers, agents, employees and counsel from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them other than those resulting primarily from any such party's own wilful misconduct or gross negligence. All obligations provided for in this Paragraph 10.1 shall survive any termination of this Agreement or the Commitment and the repayment of the Loan.

          10.2.  Participations and Assignments.  Borrower hereby acknowledges
                 ------------------------------
and agrees that a Bank may at any time: (a) grant participations in all or any portion of its Maximum Principal Amount of the Loan or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank or lending institution ("Participants"); provided, however, that: (i) all amounts payable by Borrower hereunder shall be determined as if such Bank had not granted such Participation; and (ii) any agreement pursuant to which any Bank may grant a
Participation: (x) shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would require approval of all Banks pursuant to Paragraph 9.3 hereof; and (z) shall not relieve such Bank from its obligations, which shall remain absolute, to make Advances hereunder; and (b) assign its rights and obligations under the

Commitment and the Loan with notice to Borrower and Agent together with the payment to Agent of a $2,500 transfer fee, provided, that in the absence of an Event of Default hereunder no Bank shall assign more than fifty percent (50%) of its rights and obligations hereunder. Any grant of a participation or assignment pursuant to this Paragraph 10.2 shall be pro rata as to the Acquisition Loan and the Revolving Loan. Borrower may not assign or otherwise its rights or obligation under this Agreement without the prior written consent of Banks.

          10.3.  Binding and Governing Law.  This Agreement and all documents
                 -------------------------
executed hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, except as may be required by mandatory provisions of applicable law, shall be governed as to their validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

          10.4.  Survival.  All agreements, representations, warranties and
                 --------
covenants of Borrower contained herein or in any documentation required hereunder shall survive the execution of this Agreement and the making of the Loan hereunder, and except for Paragraphs 5.10 and 10.1 which provide otherwise will continue in full force and effect as long as any indebtedness or other obligation of Borrower to Banks remains outstanding.

          10.5.  No Waiver; Delay.  If Banks shall waive any power, right or
                 ----------------
remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events with respect to Banks. No delay by Banks in the exercise of any power, right or remedy shall, under any circumstances, constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Banks' powers, rights or remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          10.6.  Modification; Waiver.  Except as otherwise provided in this
                 --------------------
Agreement, no modification or amendment hereof, or waiver or consent hereunder, shall be effective unless made in a writing signed by appropriate officers of the parties hereto.

          10.7.  Headings.  The various headings in this Agreement are inserted
                 --------
for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

          10.8.  Notices.  Any notice, request or consent required hereunder or
                 -------
in connection herewith shall be deemed satisfactorily given if in writing and delivered by hand, mailed (registered or certified mail) or sent by facsimile transmission to Agent or Borrower at their respective addresses or telecopier number set forth below, or to Banks at their respective addresses or telecopier numbers set forth on Schedule 1 attached hereto, or to any party at such other addresses or telecopier numbers as may be given by any party to the others in writing:

          if to Borrower:

          Home Health Corporation of Delaware, Inc.
          2200 Renaissance Boulevard
          Suite 300
          King of Prussia, PA  19406
          Attention:  Bruce J. Feldman
          Telecopier:  610-272-3131

          if to Agent:

          CoreStates Bank, N.A.
          1339 Chestnut Street
          Philadelphia, PA  19101
          Attention:  Jennifer W. Leibowitz
          Telecopier:  215-973-2738

          10.9.   Payment on Non-Business Days.  Whenever any payment to be made
                  ----------------------------
hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

          10.10.  Time of Day. All time of day restrictions imposed herein shall
                  -----------
be calculated using Agent's local time.

          10.11.  Severability.  If any provision of this Agreement or the
                  ------------
application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          10.12.  Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original.

          10.13.  Consent to Jurisdiction and Service of Process.  Borrower
                  ----------------------------------------------
irrevocably appoints each officer of Parent as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement, the Notes, the Loan Documents or any of the Collateral; Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any officer of Parent; and Borrower agrees that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of Borrower and the Collateral. Notwithstanding the foregoing, Agent, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which any Company may be found or in which any of its properties or Collateral may be located.

          10.14.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY
                  --------------------
KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF AGENT OR BANKS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANKS' ENTERING INTO THIS AGREEMENT.

          10.15.  ACKNOWLEDGEMENTS.  BORROWER ACKNOWLEDGES THAT IT HAS HAD THE
                  ----------------
ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, PARAGRAPH 10.14 HEREOF, AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

          IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, as applicable, have executed this Agreement the day and year first above written.


                              HOME HEALTH CORPORATION OF
Attest:                          DELAWARE, INC.


By:/s/James J. Swiniuch          By:/s/Bruce J. Colburn
   -----------------------          --------------------------
   Name: James J. Swiniuch       Name: Bruce J. Colburn
   Title: Vice President         Title: Chief Financial Officer
      Home Health Corp.
      of America, Inc.
                              CORESTATES BANK, N.A., for itself
                                  and as Agent


                              By:/s/Jennifer W. Leibowitz
                                 -----------------------------
                                 Name: Jennifer W. Leibowitz
                                 Title: Asst. Vice President

                             [EXECUTIONS CONTINUED]

                              FIRST UNION NATIONAL BANK
                                 OF NORTH CAROLINA


                              By:/s/ Joseph H. Towell
                                 -----------------------------
                                 Name: Joseph H. Towell
                                 Title: Sr. Vice President



                              PNC BANK, NATIONAL ASSOCIATION


                              By:/s/ Gabrielle Wanamaker
                                 -----------------------------
                                 Name: Gabrielle Wanamaker
                                 Title: Vice President



                              SUNTRUST BANK, CENTRAL FLORIDA,
                                 N.A.


                              By:/s/ Anne E. Lane
                                 -----------------------------
                                  Name: Anne E. Lane
                                  Title: Vice President

                                   SCHEDULE 1

                                     BANKS


                            Maximum Principal Amount
                            ------------------------

                                     Maximum              Maximum               Total
                                 Principal Amount     Principal Amount         Maximum          Pro
                                   of Revolving        of Acquisition         Principal         Rata
Bank                                Commitment          Commitment              Amount          Share
- ------                           ----------------     ----------------        ---------         -----
CoreStates Bank, N.A.            $  8,000,000           $ 12,000,000         $ 20,000,000       40.00%
1339 Chestnut Street
Philadelphia, PA  19107
Attention: Jennifer Leibowitz,
           Assistant Vice
           President
Tel:  (215) 786-3972
Fax:  (215) 973-2738

First Union National Bank           4,500,000              6,750,000           11,250,000       22.50%
  of North Carolina
One First Union Center
301 College Street
Charlotte, NC  28288-0735
Attention: David F. Grams,
         Vice President
Tel:  (704) 383-6249
Fax:  (704) 383-9144

PNC Bank, National                  4,500,000              6,750,000           11,250,000       22.50%
  Association
100 South Broad Street
6th Floor
M.S. F5-F012-07-1
Philadelphia, PA  19110
Attention: Gabrielle Wanamaker,
         Vice President
Tel:  (215) 585-6389
Fax:  (215) 585-6987

SunTrust Bank, Central              3,000,000              4,500,000            7,500,000       15.00%
 Florida, N.A.
Mail Code 0-1106
200 South Orange Avenue
Tower Ten
Orlando, FL  32801
Attention:  Anne E. Lane,
 Vice President
Tel:  (407) 237-5739
Fax:  (407) 237-2491
                                 ------------           ------------         ------------      ------

                                 $ 20,000,000           $ 30,000,000         $ 50,000,000      100.00%

                                  EXHIBIT A-1

                      REVOLVING LOAN ADVANCE REQUEST FORM
                      -----------------------------------

          In accordance with Paragraph 2.7(a) of the Second Amended and Restated Credit Agreement (as amended from time to time, the "Agreement") dated ______ __, 1996, by and among HOME HEALTH CORPORATION OF DELAWARE, INC. ("Borrower"), the banks signatory thereto ("Banks"), and CORESTATES BANK, N.A., as Agent for Banks ("Agent"), Borrower hereby requests an Advance under the Revolving Commitment. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

          Borrower hereby requests, represents and certifies that as of the date hereof and the date of the requested Advance (receipt of such Advance being deemed an affirmation of paragraphs (a) through (g) below):

               (a) The aggregate amount of the requested Advance is $________________./1/


               (b) The interest rate selected is ___ Base Rate for a Portion of $__________ and ____ Adjusted Libor Rate for a Portion of $__________ with an Interest Period of __________.

               (c) The Advance is to be used for purposes permitted by Paragraph 2.4(a) of the Agreement.

               (d) The date on which the requested Advance is to be made is
_________________.

               (e) The Companies are in compliance with Paragraphs 5.13 through
5.16 of the Agreement (i) as of the end of the most-recent fiscal quarter for which a Compliance Certificate has been (or is required to have been) delivered, and (ii) taking into account all Advances (including the requested Advance), Letter of Credit issuances and payments since such date.

               (f) No Event of Default or Default under the Agreement has occurred and is continuing or will be caused by the requested Advance.

               (g) There has been no material adverse change in the financial condition, operations or business of the Companies since the date of the financial statements most recently

- --------------

1. Advances must be at least $1,000,000 and in multiples of $250,000 in excess thereof, or be the unborrowed balance of the Commitment.

delivered by Borrower to Banks pursuant to Paragraphs 3.8, 5.2 and 5.3 of the Agreement.

               (h) The representations and warranties set forth in Section Three of the Agreement, other than those made as of a specific date, are true and correct.

          IN WITNESS WHEREOF, the undersigned, being the Chief __________ Officer of Borrower has executed this Certificate this __ day of ________, 199_.

                            HOME HEALTH CORPORATION OF DELAWARE, INC.



                            By:
                               -------------------------------
                               Name:
                               Title:  Chief _________ Officer

                                  EXHIBIT A-2

                       ACQUISITION ADVANCE REQUEST FORM
                       --------------------------------

          In accordance with Paragraph 2.7(b) of the Second Amended and Restated Credit Agreement (as amended from time to time, the "Agreement") dated ________, 1996, by and among HOME HEALTH CORPORATION OF DELAWARE, INC. ("Borrower"), the banks signatory thereto ("Banks"), and CORESTATES BANK, N.A., as Agent for Banks ("Agent"), Borrower hereby requests an Advance under the Acquisition Commitment. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

          Borrower hereby requests, represents and certifies that as of the date hereof and the date of the requested Advance (receipt of such Advance being deemed an affirmation of paragraphs (a) through (i) below):

               (a) The aggregate amount of the requested Advance is $________________./1/



               (b) The interest rate selected is ___ Base Rate for a Portion of $__________ and ____ Adjusted Libor Rate for a Portion of $__________ with an Interest Period of __________.

               (c) The Advance is to be used for purposes permitted by Paragraph 2.4(b) of the Agreement.

               (d) The date on which the requested Advance is to be made is _________________./2/

               (e) The Companies are in compliance with Paragraphs 5.13 through
5.16 of the Agreement (i) as of the end of the most-recent fiscal quarter for which a Compliance Certificate has been (or is required to have been) delivered, and (ii) taking into account all Advances (including the requested Advance) and payments since such date.

               (f) No Event of Default or Default under the Agreement has occurred and is continuing or will be caused by the requested Advance.

               (g) There has been no material adverse change in the financial condition, operations or business of Borrowers since the date of the financial statements most recently

- -------------------

1. Advances must be at least $1,000,000 and in multiples of $250,000 in excess thereof, or be the unborrowed balance of the Commitment.

2. Date of Advance must be no sooner than 10 Business Days after the date of this request.

delivered by Borrowers to Bank pursuant to Paragraphs 3.8, 5.2 and 5.3 of the Agreement.

               (h) The representations and warranties set forth in Section Three of the Agreement, other than those made as of specific date, are true and correct.

               (i) Enclosed herewith or previously delivered to Banks are the following documents (indicate enclosure herewith by check mark, or indicate date of prior delivery)/3/:

               _______ a narrative description of the proposed acquisition which demonstrates it to be a Permitted Acquisition, and describes the business to be acquired, the legal structure for the acquisition, the acquisition price to be paid, and other material features of the proposed acquisition;

               _______ a report with respect to the Permitted Acquisition and all other Permitted Acquisitions completed in the same fiscal year in the form of Exhibit I attached to the Credit Agreement;

               _______ copies of the financial statements, if available, or federal income tax returns if not, dated as of the three (3) most recently ended fiscal years of such business or the seller of such assets;

               _______ an amendment or supplement to Exhibit F hereto, to include the required disclosure hereunder as applicable to such business or assets;

               _______  pro forma financial statements of the business or assets
                        --- -----
and Parent and its consolidated Subsidiaries giving effect to the proposed acquisition on an historical basis for the two most recent fiscal quarters for which a Compliance Certificate has been delivered and on a projected basis for the period ending on the Acquisition Commitment Termination Date, including the information required pursuant to Paragraph 5.2 and demonstrating compliance with the covenants set forth in Paragraph 5.13 through 5.16 as of the end of each fiscal quarter.

               (j) Based on the pro forma financial statements referred to
                                --- -----
above, there would be no Event of Default or Default as of the most recent fiscal quarter end for which a Compliance


- ---------------------

3. For acquisitions requiring approval of Banks, the listed information must be provided not later than fifteen (15) Business Days prior to consummation of the acquisition.

Certificate has been (or is required to have been) delivered and for each fiscal quarter through the Acquisition Commitment Termination Date.

          IN WITNESS WHEREOF, the undersigned, being the Chief _________ Officer of Parent has executed this Certificate this __ day of __________, 199_.

                                       HOME HEALTH CORPORATION OF DELAWARE, INC.



                                       By:
                                          -------------------------------
                                          Name:
                                          Title:  Chief           Officer
                                                        ---------

                                  EXHIBIT B-1

                         LETTER OF CREDIT REQUEST FORM
                         -----------------------------


          In accordance with Paragraph 2A.3 of the Second Amended and Restated Credit Agreement (as amended from time to time, the "Agreement") dated ______ __, 1996, by and among HOME HEALTH CORPORATION OF DELAWARE, INC. ("Borrower"), the banks signatory thereto ("Banks"), and CORESTATES BANK, N.A., as Agent for Banks ("Agent"), Borrower hereby requests the issuance of a Letter of Credit. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

          Borrower hereby requests, represents and certifies that as of the date hereof and the date of the requested issuance (receipt of such Letter of Credit being deemed an affirmation of paragraphs (a) through (g) below):

              a.  The amount of the requested Letter of Credit is $___________.

              b. The proposed date of issuance of the requested Letter of Credit is ___________.

              c. The expiration date for the requested Letter of Credit shall be _____________.

              d. Attached hereto is a completed Letter of Credit Application indicating the terms of the requested Letter of Credit.

              e. The following Letters of Credit are outstanding on the date hereof:

     L/C No.     Expiration     Face Amount     Undrawn Balance
     -------     ----------     -----------     ---------------


                                                ===============
                                    TOTAL:

              f. The unborrowed portion of the Revolving Commitment is $__________________, which equals or exceeds the sum of (i) the face amount of the requested Letter of Credit, plus (ii) the amount available to be drawn under and any unreimbursed draws under all other Letters of Credit.

              g. The sum of (i) the face amount of the requested Letter of Credit, plus (ii) the amount available to be drawn under and any unreimbursed draws under all other outstanding Letters of Credit, does not exceed the Letter of Credit Sublimit.

              h.  The Companies are in compliance with Paragraphs 5.13 through
5.16 of the Agreement (i) as of the end of the most-recent fiscal quarter for which a Compliance Certificate has been (or is required to have been) delivered, and (ii) taking into account all Advances, Letter of Credit issuances (including the requested Letter of Credit) and payments since such date.

              i. No Event of Default or Default under the Agreement has occurred and is continuing or will be caused by the requested Letter of Credit issuance.

              j. There has been no material adverse change in the financial condition, operations or business of the Companies since the date of the financial statements most recently delivered by Borrower to Banks pursuant to Paragraph 4.1(e), 5.2 and 5.3 of the Agreement.

              k. The representations and warranties set forth in Section Three of the Agreement, other than those made as of a specific date, are true and correct.

          IN WITNESS WHEREOF, the undersigned, being the Chief __________ Officer of Borrower has executed this Certificate this __ day of ________, 199_.

                            HOME HEALTH CORPORATION OF DELAWARE, INC.



                            By:_______________________________
                               Name:
                               Title:  Chief _________ Officer

                                  EXHIBIT C-1

                             FORM OF REVOLVING NOTE
                             ----------------------


$_____________                                                 ________ __, 1996


          FOR VALUE RECEIVED, the undersigned, HOME HEALTH CORPORATION OF DELAWARE, INC., a Delaware corporation with an office at 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania 19406-2755 ("Borrower") hereby promises to pay to the order of __________________ (herein "Bank") at the offices of Agent designated below, the principal sum of ____________________ DOLLARS ($_________) in full on the Revolving Commitment Termination Date (as defined in the Credit Agreement referred to below). Borrower also promises to pay interest on the outstanding balance hereunder in accordance with the provisions set forth in Paragraph 2.6 of the Credit Agreement referenced below.

          This Revolving Note (this "Note") arises out of a certain Second Amended and Restated Credit Agreement dated _____ __, 1996 among Borrower, Bank, the other banks signatory thereto, and CoreStates Bank, N.A., as agent for the Banks ("Agent") (as amended from time to time, the "Credit Agreement"). Reference is made to the Credit Agreement for a statement of the collateral security for the Revolving Loan, the respective rights and obligations of the parties and the terms and conditions therein provided under which additional principal payments hereunder may be required and under which all or a part of the principal hereof, accrued interest thereon, and other amounts payable under the Credit Agreement may become immediately due and payable. Notwithstanding the face amount of this Note, the Borrower's liability to Bank hereunder shall not exceed, at any time, the actual outstanding indebtedness of the Borrower to Bank, including principal, interest, fees and expenses, under the Revolving Loan pursuant to the Credit Agreement. Capitalized terms used, but not otherwise defined, in this Note shall have the meanings given to them in the Credit Agreement.

          This Note is one of the Revolving Notes referred to in the Credit Agreement which collectively replace and supersede the Fifth Amended and Restated Revolving Credit Note dated April 24, 1996 by Borrower and certain affiliates of Borrower in favor of CoreStates Bank, N.A. (the "Prior Note"), provided, however, that the execution and delivery of the Revolving Notes shall not in any circumstance be deemed to have terminated, extinguished or discharged Borrower's indebtedness under such Prior Note, all of which indebtedness shall continue under and be governed by the Revolving Notes and the Credit Agreement. The Revolving Notes are a replacement and amendment and restatement of the Prior Note and are NOT A NOVATION. Nothing herein or therein is intended to modify or in any way affect the priority of the liens and security interests which secure the Revolving Loan, except as expressly provided in the Credit Agreement.

          All principal and interest shall be payable in lawful money of the United States of America in immediately available funds at the office of CoreStates Bank, N.A., as Agent, 1339 Chestnut Street, Philadelphia, Pennsylvania 19101.

          The occurrence of an Event of Default under the Credit Agreement constitutes an Event of Default under the Revolving Notes and entitles Required Banks, in accordance with the Credit Agreement, to declare the Revolving Notes immediately due and payable.

          Borrower hereby waives presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, except any notice requirements set forth in the Credit Agreement.

          This Note shall be binding upon Borrower and its successors and permitted assigns and shall inure to the benefit of the Bank and its successors and permitted assigns. This Note shall be governed as to validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

          In the event any interest rate applicable hereto is in excess of the highest rate allowable under applicable law, then the rate of such interest will be reduced to the highest rate not in excess of such maximum allowable interest and any excess previously paid by Borrower shall be deemed to have been applied against the principal.

          BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE CREDIT AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK'S ENTERING INTO THE CREDIT AGREEMENT.

          BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS NOTE AND THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

          IN WITNESS WHEREOF, the undersigned, being the authorized officers of Borrower, have executed this Revolving Note under seal the day and year first above written.

Attest:                             HOME HEALTH CORPORATION OF

   DELAWARE, INC.


By:____________________             By:_________________________
   Name:                               Name:
   Title:
   Title:

                                  EXHIBIT C-2

                            FORM OF ACQUISITION NOTE
                            ------------------------


$_____________                                                ________ __, 1996


          FOR VALUE RECEIVED, the undersigned, HOME HEALTH CORPORATION OF DELAWARE, INC., a Delaware corporation with an office at 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania 19406-2755 ("Borrower") hereby promises to pay to the order of __________________ (herein "Bank") at the offices of Agent designated below, the principal sum of ____________________ DOLLARS ($_________) in full on the Acquisition Commitment Termination Date (as defined in the Credit Agreement referred to below). Borrower also promises to pay interest outstanding balance hereunder in accordance with the provisions set forth in Paragraph 2.6 of the Credit Agreement referenced below.

          This Acquisition Note (this "Note") arises out of a certain Second Amended and Restated Credit Agreement dated _____ __, 1996 among Borrower, Bank, the other banks signatory thereto, and CoreStates Bank, N.A., as agent for the Banks ("Agent") (as amended from time to time, the "Credit Agreement"). Reference is made to the Credit Agreement for a statement of the collateral security for the Acquisition Loan, the respective rights and obligations of the parties and the terms and conditions therein provided under which additional principal payments hereunder may be required and under which all or a part of the principal hereof, accrued interest thereon, and other amounts payable under the Credit Agreement may become immediately due and payable. Notwithstanding the face amount of this Note, the Borrower's liability to Bank hereunder shall not exceed, at any time, the actual outstanding indebtedness of the Borrower to Bank, including principal, interest, fees and expenses, under the Acquisition Loan pursuant to the Credit Agreement. Capitalized terms used, but not otherwise defined, in this Note shall have the meanings given to them in the Credit Agreement.

          This Note is one of the Acquisition Notes referred to in the Credit Agreement which collectively replace and supersede the Amended and Restated Acquisition Note dated August 5, 1996 by Borrower and certain affiliates of Borrower in favor of CoreStates Bank, N.A. (the "Prior Note"), provided, however, that the execution and delivery of the Acquisition Notes shall not in any circumstance be deemed to have terminated, extinguished or discharged Borrower's indebtedness under such Prior Note, all of which indebtedness shall continue under and be governed by the Acquisition Notes and the Credit Agreement. The Acquisition Notes are a replacement, amendment and restatement of the Prior

Note and are NOT A NOVATION. Nothing herein or therein is intended to modify or in any way affect the priority of the liens and security interests which secure the Acquisition Loan, except as expressly provided in the Credit Agreement.

          All principal and interest shall be payable in lawful money of the United States of America in immediately available funds at the office of CoreStates Bank, N.A., as Agent, 1339 Chestnut Street, Philadelphia, Pennsylvania 19101.

          The occurrence of an Event of Default under the Credit Agreement constitutes an Event of Default under the Acquisition Notes and entitles Required Banks, in accordance with the Credit Agreement, to declare the Acquisition Notes immediately due and payable.

          Borrower hereby waives presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, except any notice requirements set forth in the Credit Agreement.

          This Note shall be binding upon Borrower and its successors and permitted assigns and shall inure to the benefit of the Bank and its successors and permitted assigns. This Note shall be governed as to validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

          In the event any interest rate applicable hereto is in excess of the highest rate allowable under applicable law, then the rate of such interest will be reduced to the highest rate not in excess of such maximum allowable interest and any excess previously paid by Borrower shall be deemed to have been applied against the principal.

          BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE CREDIT AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK'S ENTERING INTO THE CREDIT AGREEMENT.

          BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS NOTE AND THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWER BY SUCH COUNSEL.

          IN WITNESS WHEREOF, the undersigned, being the authorized officers of Borrower, have executed this Acquisition Note under seal the day and year first above written.

Attest:                             HOME HEALTH CORPORATION OF

  DELAWARE, INC.


By:____________________             By:_________________________
   Name:                               Name:
   Title:
   Title:

                                   EXHIBIT D

                                    FORM OF

                         SELLER SUBORDINATION AGREEMENT
                         ------------------------------

          THIS SUBORDINATION AGREEMENT made this __ day of ___, 1996, by ___________, a ____________ corporation and ____________, a ___________
corporation (individually and collectively, "Subordinated Creditor") in favor of the Banks under the Credit Agreement described below and CoreStates Bank, N.A., as Agent for the Banks ("Agent"), and any additional Senior Creditor, as defined below.

          In order to induce the Senior Creditors to consent to the Subordinated Debt described below, and in consideration therefor, and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1.   Definitions.
               -----------

               a. "Borrowers" shall mean Home Health Corporation of America, Inc. and its subsidiaries now or hereafter indebted to Senior Creditors.

               b. "Senior Creditors" shall mean individually and collectively the lenders from time to time under the Senior Debt.

               c. "Senior Debt" shall mean, all of the indebtedness, liabilities and obligations of Borrowers to Senior Creditors, or any senior creditor, whether now existing or hereafter arising, including, without limitation, the indebtedness, liabilities and obligations arising under the Second Amended and Restated Credit Agreement dated _________ ___, 1996 among CoreStates, for itself and as Agent, the lenders thereunder, and Home Health Corporation of Delaware, Inc. ("HHCD"), (as such Credit Agreement is amended, modified or restated from time to time, the "Credit Agreement") and the guaranty thereof by the other Borrowers and all principal and interest under and evidenced by the Notes executed by HHCD pursuant to the Credit Agreement (as amended, modified or restated from time to time, collectively, the "Notes"), as such indebtedness, Credit Agreement, Notes and Guaranty may be amended, extended, renewed, refinanced, replaced, increased, supplemented or assigned from time to time hereafter, including without limitation any interest accruing after commencement of bankruptcy proceedings, whether or not allowed as a claim in such proceedings; as any such indebtedness, liabilities and obligations may be amended, extended, renewed, refinanced, replaced, increased, supplemented or assigned from time to time hereafter.

               d. "Subordinated Creditor" shall mean individually and collectively _____________________________.

               e. "Subordinated Debt" shall mean all indebtedness, liabilities and obligations of Borrowers or any of them to the Subordinated Creditor, whether now existing or hereafter arising.

          2.   Subordination of Payment.  The payment of any and all
               ------------------------
Subordinated Debt is hereby expressly subordinated to the payment in full of all Senior Debt; provided, however, that in the absence of a default or an event of default under any Senior Debt and if no default or event of default under any Senior Debt would result therefrom, the Subordinated Creditor may receive regularly scheduled payments of principal and interest on the $_________ Promissory Note dated ____________, ____ in favor of Subordinated Creditor.

          3.   Acceleration.  If the Senior Debt becomes due and payable in
               ------------
full, whether at scheduled maturity, by acceleration or otherwise, then, notwithstanding Section 2 above, no payment shall be made on any Subordinated Debt until all principal of and interest on all such matured or accelerated Senior Debt shall have been paid in full. Subordinated Creditor, however, may accelerate the Subordinated Debt following the commencement of (i) a voluntary case under the Bankruptcy Code by Parent or (ii) an involuntary case under the Bankruptcy Code which is not dismissed within sixty (60) days of being filed or with respect to which Parent consents to an order for relief.

          4.   Moratorium on Remedies.  Subordinated Creditor shall not
               ----------------------
accelerate, demand, sue for, commence any collection or enforcement action or proceeding, take, receive, accept or retain any payment or distribution of any character, whether in cash, securities or other property, in respect of the principal of, premium on, or interest on or any fees or other amounts in respect of, the Subordinated Debt or any collateral security therefor, until all Senior Debt shall have been paid in full with interest, including interest during any bankruptcy or similar proceeding involving any Borrower from the date of the filing thereof to the date of distribution (notwithstanding any statute, including without limitation the Federal Bankruptcy Code, any rule of law or bankruptcy procedures to the contrary). Notwithstanding the foregoing:

               a. Subordinated Creditor may receive payments to the extent permitted by Section 2 above; and

               b. Subordinated Creditor may accelerate the Subordinated Debt to the extent permitted by Section 3 above; and

               c. Subordinated Creditor may receive distributions in bankruptcy to the extent permitted by the proviso to Section 5(b) hereof.
                                          -------

          5.   Bankruptcy, Insolvency.  In the event of the institution of and
               ----------------------
in connection with any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relative to any Borrower, or its property, or any proceeding for the voluntary liquidation, dissolution or other winding-up of any Borrower and whether or not involving insolvency or bankruptcy proceedings:

               a. all Senior Debt shall first be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of any Subordinated Debt except as set forth in the proviso to subsection (b) below;
             -------

               b. any payment or distribution of any character, whether in cash, securities or other property, which would otherwise (but for the terms hereof) be payable or deliverable in respect of any Subordinated Debt shall be paid or delivered directly to Senior Creditors, until all Senior Debt shall have been paid in full in cash, and Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, conservators and others having authority to effect all such payments and deliveries; provided, however, that if a payment or distribution in respect of any Subordinated Debt is in the form of securities or obligations which by their terms are subordinate or junior, at least to the extent provided in this Agreement, to the payment of all Senior Debt then outstanding, then such payment or distribution may be made to the holder of the Subordinated Debt if pursuant to a plan of reorganization approved by Banks; and

               c. Subordinated Creditor shall execute and deliver to Senior Creditors all such further instruments confirming the authorization referred to in the foregoing clause (b) and all such powers of attorney, proofs of claim, assignments of claim and other instruments and shall take all such other actions as may be requested by Senior Creditors in order to enable Senior Creditors to enforce all its rights hereunder and all claims of Senior Creditors upon or in respect of the Subordinated Debt, and failing execution of such instruments or taking of such actions by Subordinated Creditor, Senior Creditors are hereby authorized and empowered to execute and perform the same on behalf of Subordinated Creditor.

          6.   Payments Held in Trust.  In the event any payment or distribution
               ----------------------
of any character in connection with the Subordinated Debt, whether in cash, securities or other property, is received by Subordinated Creditor other than pursuant to the terms of Section 2 or Section 5(b) of this Agreement, and before all Senior Debt shall have been paid in full in cash, such payment or distribution shall be held by Subordinated Creditor, as trustee of an express trust, in trust for the benefit of, and shall be paid over or delivered and transferred to Senior Creditors for application to all Senior Debt remaining unpaid until such Senior Debt shall have been paid in full in cash. Subordinated Creditor hereby assigns to Senior Creditors all rights of Subordinated Creditor to any such payments or distributions, which Senior Creditors may exercise in Senior Creditors' name or in the name of Subordinated Creditor, and agrees to execute such instruments as may be required by Senior Creditors to enable Senior Creditors to enforce such claims. Any payments or distributions received in excess of the amount sufficient to pay all Senior Debt in full in cash shall be returned by Senior Creditors to the applicable Subordinated Creditor.

          7.   Evidence of Subordination.  If the Subordinated Debt is evidenced
               -------------------------
in whole or part by any promissory note or other instruments, Subordinated Creditor agrees, at Senior Creditors' request, to endorse and deliver such notes and instruments to Senior Creditors to be held by Senior Creditors subject to the provisions of this Agreement, or to note on the face thereof that the same is subject to this Agreement.

          8.   Collateral.  Notwithstanding anything to the contrary contained
               ----------
in any other instrument or document delivered in connection with any Subordinated Debt, all Subordinated Debt shall remain unsecured for so long as the Senior Debt remains outstanding. If, in violation of this prohibition, any Subordinated Debt is at any time secured by any security interest or lien, all such security interests or liens held by any Subordinated Creditor in any collateral security shall be held for the benefit of Senior Creditors to secure the Senior Debt, and shall be junior and subordinated to any security interests or liens now or hereafter held by Senior Creditors in the same collateral. So long as the Senior Debt shall remain outstanding, Senior Creditors may at all times in their sole discretion exercise any and all powers and rights which it now has or may hereafter acquire with respect to any of the collateral securing the Senior Debt, all without the necessity of obtaining any consent or approval of Subordinated Creditor.

          9.   Representations.  Subordinated Creditor represents and warrants
               ---------------
that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority under the laws of such jurisdiction and under its articles of incorporation and by-laws, and other organizational documents to enter into this Agreement; all actions necessary or appropriate for its execution and performance of this Agreement have been taken and upon its execution, this Agreement will constitute its valid and binding obligation enforceable in accordance with its terms; the making and performance of this Agreement will not violate any law or regulation, federal, state or local, or its articles of incorporation or by-laws, partnership agreement or other organizational documents or result in any violation of or constitute a default under any agreement by which it or any of its property is bound.

          10.  Continuing Agreement.  This Agreement is a continuing agreement
               --------------------
of subordination and Senior Creditors may continue to make loans to or otherwise accept the obligations of Borrowers in reliance hereon, without notice to Subordinated Creditor. Senior Creditors may make any increases, renewals, extensions or other modifications of any kind relating to the terms and conditions of any Senior Debt or any collateral security or guaranty therefor, and may release or exchange or otherwise deal with any collateral security or guaranty or may release any balance of funds on deposit or otherwise held by a Senior Creditor without notice to or consent of Subordinated Creditor and without impairing or affecting Senior Creditors' rights under this Agreement.

          11.  Modifications.  While this Agreement remains in effect,
               -------------
Subordinated Creditor covenants and agrees that it will not modify or amend or permit modification or amendment of the terms and conditions of its respective Subordinated Debt without obtaining Senior Creditors' prior written consent thereto.

          12.  Waivers.  No waiver of Senior Creditors' rights hereunder shall
               -------
be effective unless in a writing signed by such Senior Creditors and each waiver shall extend only to the specific instance involved and shall not impair or affect any Senior Creditors' rights in any other respect at any other time. Subordinated Creditor hereby waives all notices with respect to the subject matter hereof, including, but not limited to, notice of acceptance of this Agreement, of the making of loans or advances to the Borrowers or any extensions, renewals or modifications thereof, releases of collateral security or guarantors or other indulgences of any character, or of the occurrence or declaration of any default or the taking of any collection or enforcement action. This Agreement shall be binding upon the successors and assigns of Subordinated Creditor, may not be amended except by a writing signed by the parties hereto, and shall be construed according to the laws of the Commonwealth of Pennsylvania.

          13.  No Impairment.  Subject to the provisions of this Agreement and
               -------------
the rights of Senior Creditors, hereunder, as between Borrowers and Subordinated Creditor, nothing herein contained shall impair the obligation of Borrowers to pay the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent Subordinated Creditor upon default with respect to the Subordinated Debt, from exercising all rights, powers and remedies otherwise provided therein or by applicable law.

          14.  Notices.  Any notice given hereunder or in connection herewith
               -------
shall be deemed to be satisfactorily given if in writing and delivered by hand, mailed by registered or certified mail or sent by facsimile transmission to the parties at their respective addresses set forth in the first paragraph hereof or to the facsimile number as given by any party to the others.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                              CORESTATES BANK, N.A., as Agent for   Senior
                               Creditors


                              By:___________________________
                                 Name:
                                 Title:


                              [SUBORDINATED CREDITOR]


                              By:__________________________
                                 Name:
                                 Title:

          The undersigned Borrowers hereby:

              (a) acknowledge and confirm that they have received an executed copy of this Subordination Agreement and approve of and consent to it in all respects; and,

              (b) agree to be bound by and to observe all of the terms and conditions of this Subordination Agreement.

                         HOME HEALTH CORPORATION OF AMERICA, INC.,
                         PENNSYLVANIA HOME HEALTH SERVICES/
                           PHILADELPHIA, INC.,
                         PENNSYLVANIA HOME HEALTH
                           SERVICES/NORTHEAST, INC.,
                         PENNSYLVANIA HOME CARE, INC.,
                         HOME CARE MEDICAL SUPPLY & EQUIPMENT, INC.,
                         NUTRITIONAL HOME HEALTH SERVICES, INC.,
                         ALL CARE HEALTH SERVICES, INC.,
                         ALL-CARE HOME HEALTH SERVICES, INC.
                         HOME HEALTH CORPORATION OF AMERICA, INC./
                           FT. PIERCE HOME HEALTH SERVICES,
                         HOME HEALTH CORPORATION OF DELAWARE, INC.
                         HHCD, INC.
                         HHCDME, INC.
                         PROFESSIONAL HOME HEALTH SERVICES, INC.
                         HOME HEALTH CORPORATION OF AMERICA, INC. -
                           TAMPA
                         HOME HEALTH CORPORATION OF AMERICA, INC. -
                           TAMPA DIAGNOSTIC SERVICES
                         HOME HEALTH CORPORATION OF AMERICA, INC. -
                           PINELLAS
                         HOME HEALTH CORPORATION OF AMERICA, INC. -
                           ST. PETERSBURG
                         HOME HEALTH CORPORATION OF AMERICA, INC. -
                           TAMPA NURSING
                         PENNSYLVANIA HOME HEALTH SERVICES/SUBURBAN,
                           INC.
                         HHCA, INC. - DELAWARE
                         HHCA - SERVICE CO.
ATTEST:



By:                      By:
   --------------------     ------------------------
   Name:                    Name:
   Title:                   Title:

                                   EXHIBIT E

                           FORM OF ADJUSTMENT REQUEST


                                                _____________ ___, 19__

To:  CoreStates Bank, N.A., as Agent
       for the Banks under the Credit
       Agreement referred to below
     1339 Chestnut Street
     Philadelphia, PA  19101


          Reference is made to the Credit Agreement dated ________ ___, 1996 (as amended from time to time, the "Credit Agreement") by and among Home Health Corporation of Delaware, Inc. ("Borrower"), the Banks signatory thereto, and CoreStates Bank, N.A., as agent for the Banks ("Agent"). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

     In accordance with Paragraph 2.1(c) of the Credit Agreement, Borrower hereby requests an adjustment to the respective amounts of the Revolving Commitment and Acquisition Commitment under the Credit Agreement, as follows:

     1. Upon execution of this Adjustment Request by Banks, the Credit Agreement shall be deemed amended such that:

     a.   the Revolving Commitment shall be:       $___________

          and

     b.   the Acquisition Commitment shall be:     $___________
                                                    -----------

                                    TOTAL:         $ 50,000,000
                                                   ============

     2. In support of this Adjustment Request, the undersigned hereby represents and certifies as follows:

     a. The aggregate outstanding principal balance of the Revolving Loan is $______________, which is less than or equal to the amount of the adjusted Revolving Commitment as set forth above.

     b. The aggregate outstanding principal balance of the Acquisition Commitment is $___________, which is less than or equal to the amount of the adjusted Acquisition Commitment as set forth above.

     c. No Event of Default or Default under the Credit Agreement has occurred and is continuing or will be caused by the requested adjustment in the respective amounts of the Revolving Commitment and Acquisition Commitment.

     d. There has been no material adverse change in the financial condition, operations or business of the Companies since the date of the financial statements most recently delivered by Borrower to Banks pursuant to Paragraph 4.1(e), 5.2 and 5.3 of the Credit Agreement.

     e. The representations and warranties set forth in Section Three of the Credit Agreement, other than those made as of a specific date, are true and correct.

          IN WITNESS WHEREOF, the undersigned has executed this Adjustment Request as of the date and year first above written.

                              HOME HEALTH CORPORATION OF
                                DELAWARE, INC.

                              By:_________________________
                                 Name:
                                 Title:
ACKNOWLEDGED AND AGREED TO
THIS ___ DAY OF __________,
_________:/1/

CORESTATES BANK, N.A., for itself and
  as Agent

By:_________________________
   Name:
   Title:

[_______________________]

By:_________________________
   Name:
   Title:

[_______________________]

By:_________________________
   Name:
   Title:


- ----------------------------
1. Insert date that signatures of all Bank have been received.

                                   EXHIBIT G
                 FUNDING COSTS AND LOSS OF EARNINGS CALCULATION

     If Borrower is liable to Banks for funding costs or loss of earnings pursuant to the Credit Agreement, then on (i) the date of revocation of the request for or failure to meet the conditions to an advance or (ii) the repayment or prepayment date, as the case may be, Borrower shall pay Agent, for the benefit of Banks, an amount, not less than zero, as calculated by Bank in accordance with the following formula:

     (Adjusted Libor Rate plus the Applicable Margin, as then applicable to the Portion not funded or being repaid or prepaid) - (the Applicable Libor Rate as defined herein)

                                       X

     (the principal amount of the Portion not funded or being repaid or prepaid)

                                       X

     (the number of days in the Interest Period selected for any Portion not funded or remaining in the Interest Period for any Portion being repaid or prepaid) divided by (360)

     The "Applicable Libor Rate" shall mean the rate which appears on the Telerate Page 3750, at approximately 9:00 a.m. Philadelphia time on the date of failure to fund or date of repayment or prepayment, for the offering to leading banks in the London Interbank Market of deposits in United States dollars ("Eurodollars") or, if such rate does not appear on the Telerate page 3750, the rate which appears (or, if two or more such rates appear, the average rounded up to the nearest 1/16 of 1% of the rates which appear) on the Reuters Screen LIBO Page as of 9:00 a.m. Philadelphia time on such date, in either case in amount or amounts substantially equal in the aggregate to the amount not funded or being repaid or prepaid and with a maturity or maturities substantially equal to the period or periods of time between the date of failure to fund or date of repayment or prepayment and the date or dates such amount would otherwise have matured and become repayable under the Credit Agreement.

     In addition, Borrower shall reimburse Banks and Agent for any additional costs incurred in connection with such requested advance that is revoked or for which the conditions are not satisfied, or in connection with such repayment or prepayment of a Libor Portion, which shall include by not be limited to broker commissions or other charges, or reasonable administrative costs and expenses, incurred by the applicable Bank or Agent.

     Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

                                   EXHIBIT H

                             COMPLIANCE CERTIFICATE
                             ----------------------

          In accordance with Paragraph 5.4 of the Second Amended and Restated Credit Agreement (as amended from time to time, the "Credit Agreement") dated ______ __, 1996, by and among HOME HEALTH CORPORATION OF DELAWARE, INC. ("Borrower"), the banks signatory thereto ("Banks"), and CORESTATES BANK, N.A., as Agent for Banks ("Agent"), the undersigned hereby certifies to Banks as follows:

          1. Enclosed herewith are the financial statements for Parent and its consolidated Subsidiaries indicated below, which financial statements were prepared in accordance with GAAP (except that interim statements do not have footnotes and are subject to year-end adjustments) consistently applied and fairly present in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries as of the dates and for the periods covered.

          ___  Quarterly Financial Statements as required pursuant to Paragraph
               5.2 of the Credit Agreement for the period ended ___________,
               ____.

          ___ Audited Annual Financial Statement as required pursuant to Paragraph 5.3 of the Credit Agreement for the fiscal year ended __________, ____.

          2.   Also enclosed herewith are pro forma historical financial
                                          --- -----
statements for the two (2) fiscal quarters ending on the date of the financial statements referred to in Paragraph 1 above, reflecting the following Permitted Acquisitions which were consummated during such two-quarter period:

          --------------------------------------------------------
          --------------------------------------------------------
          --------------------------------------------------------
          --------------------------------------------------------
          --------------------------------------------------------

          3. There exists no violation of any provision of the Credit Agreement and there has not been an Event of Default or Default, except as described in Item 4 below.

          4. The following event or circumstance, is, or with the passage of time or giving of notice will be, a Default or an Event of Default under the Credit Agreement:_____________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
_____________________________________________________________________________.

          4. The following actions are being taken with respect to the matter(s) identified in Item 4 above:__________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
______________________________________________________________________________.

          5. Attached hereto as Schedule 1 are the undersigned's calculations of the covenants set forth in Paragraphs 5.13, 5.14, 5.15 and 5.16 of the Credit Agreement.

          Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

          IN WITNESS WHEREOF, the undersigned, being the Chief __________ Officer of Borrower has executed this Certificate this __ day of ________, 199_.

                                             HOME HEALTH CORPORATION OF
                                               DELAWARE, INC.



                                             By:
                                                -------------------------------
                                                Name:
                                                Title:  Chief _________ Officer

                                  SCHEDULE 1

I.   Calculation of Adjusted EBITDA, Adjusted EBITDAR and Adjusted Fixed
     Charges:

     (check as applicable):

     ____ No Permitted Acquisition has been consummated during the two fiscal quarters preceding the date of the Compliance Certificate, and Adjusted EBITDA, Adjusted EBITDAR and Adjusted Fixed Charges are based on the actual results of operations of Parent and its consolidated Subsidiaries set forth in the enclosed financial statements

     ____ One or more Permitted Acquisitions has been consummated during the two fiscal quarters preceding the date of the Compliance Certificate, and Adjusted EBITDA, Adjusted EBITDAR and Adjusted Fixed Charges are based on the pro forma results of operations of Parent and its consolidated
                 --- -----
          Subsidiaries including the acquired operations as set forth in the enclosed pro forma financial statements
                   --- -----

     A. Adjusted EBITDA and Adjusted EBITDAR - the sum of the following items, in each case for the most recently ended two fiscal quarters multiplied by two:

Net income:                          $________ x 2 =      $_________

Interest paid in cash:               $________ x 2 =      $_________

Original issue discount paid
in cash:                             $________ x 2 =      $_________

Taxes:                               $________ x 2 =      $_________

Depreciation and amortization:       $________ x 2 =      $_________

Charges related to extinguish-
ment of debt:                        $________ x 2 =      $_________

Charges associated with Permitted
Acquisitions accounted for as
a pooling of interests:              $________ x 2 =      $_________

                                     ADJUSTED EBITDA:     $
                                                          ==========

Rental expense:                      $________ x 2 =      $_________

                                     ADJUSTED EBITDAR:    $
                                                          ==========

     B. Adjusted Fixed Charges - the sum of the following items, in each case for the most recently ended two fiscal quarters multiplied by two:

Principal paid on Funded
Debt:                                $________ x 2 =      $_________

Interest paid on Funded
Debt:                                $________ x 2 =      $_________

Original issue discount paid
on Funded Debt:                      $________ x 2 =      $_________

Income taxes paid:                   $________ x 2 =      $_________

Capital Expenditures:                $________ x 2 =      $_________

Rental expense:                      $________ x 2 =      $_________

                                ADJUSTED FIXED CHARGES:   $
                                                          ==========

II. Calculation of Funded Debt to Adjusted EBITDA Ratio (Paragraph 5.13 of Credit Agreement):

     Funded Debt:                        (A)  $________________

     Adjusted EBITDA:                    (B)  $________________

     Ratio of Funded Debt to Adjusted
     EBITDA (A divided by B):                 _________________

     Compliance:  ____ YES    ____ NO


     Circle the Applicable Margins based on the following matrix:

                                    Applicable Margin
                                    -----------------
     Ratio of Funded             Base Rate       Libor
     Debt to Adjusted EBITDA     Portions       Portions
     -----------------------     ---------      ---------

     less than 1.0 to 1            0.00%          0.75%

     less than 1.5 to 1            0.00%          1.00%
     but greater than or
     equal to 1.0 to 1

     less than 2.0 to 1            0.00%          1.50%
     but greater than or
     equal to 1.5 to 1

     greater than or               0.50%          2.00%
     equal to 2.0 to 1



III. Calculation of Fixed Charge Coverage Ratio (Paragraph 5.14 of the Credit Agreement):

     Adjusted EBITDAR:                   (A)  $________________

     Adjusted Fixed Charges:             (B)  $________________

     Fixed Charge Coverage Ratio
     (A divided by B):                        _________________

     Compliance:  ____ YES    ____ NO

IV.  Calculation of Leverage Ratio (Paragraph 5.15 of the Credit Agreement):

     Funded Debt:                        (A)  $________________

     Total Capitalization:

     Capital stock:       $__________

     Retained Earnings:   $__________

     Additional paid-
     in capital:          $__________

     Redeemable common
     stock:               $__________

     Funded Debt:         $__________

                          $__________    (B)  $________________

     Leverage ratio (A divided
     by B):                                   _________________

     Compliance:  ___ YES     ___ NO

V.   Calculation of Current Ratio (Paragraph 5.16 of the Credit Agreement):

     Current Assets:                     (A)  $________________

     Current Liabilities:                (B)  $________________

     Current Ratio (A divided by B):          _________________

     Compliance:  ___ YES     ___ NO

                                   EXHIBIT I

                                    FORM OF
                         PERMITTED ACQUISITIONS REPORT

                                                                        Purchase Price
                                                        ----------------------------------------------

                                   Acquisition                   Other Def.     Assumed
Date  Company   Business  State        Type       Cash  Notes    Obligations    Debt      Stock  TOTAL
- ----  -------   --------  -----    -----------    ----  -----    -----------    -------   -----  -----




                                                  ____  ____     ___________    _______   _____  _____
                          Subtotal:
                                                  ____  ____     ___________    _______   _____  _____

                          TOTAL:
                                                  ====  ====     ===========    =======   =====  =====


                                    GUARANTY
                                    --------

         THIS GUARANTY is made this 22 day of August, 1996 by HOME HEALTH CORPORATION OF AMERICA, INC. ("Parent") and the subsidiaries of Parent signatory hereto (Parent and such subsidiaries, including any subsidiaries that may join in this Guaranty hereafter, each individually a "Guarantor" and individually and collectively, "Guarantors"), in favor of CORESTATES BANK, N.A., as Agent ("Agent") for the Banks under the Credit Agreement described below.

                             W I T N E S S E T H  :

         WHEREAS, Home Health Corporation of Delaware, Inc. ("Borrower") is party to that certain Second Amended and Restated Credit Agreement dated of even date herewith (as amended from time to time, the "Credit Agreement") with the banks signatory thereto ("Banks") and Agent; and

         WHEREAS, Borrower is a wholly-owned subsidiary of Parent, and funds advanced under the Credit Agreement will be used in the business and operations of Guarantors; and

         WHEREAS, it is a condition precedent to the making of advances by Banks under the Credit Agreement that Guarantors shall have executed and delivered this Guaranty.

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Guarantors do hereby covenant and agree as follows:

         1.   Definitions and Construction.  Reference is hereby made to the
              ----------------------------
Credit Agreement for a statement of the terms thereof. All terms used in this Guaranty which are defined in the Credit Agreement and not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

         2.   Guaranty.  Guarantors hereby jointly and severally, absolutely and
              --------
unconditionally guarantee and become surety for the full, prompt and punctual payment to Banks and Agent, as and when due, whether at maturity, by acceleration or otherwise, of any and all indebtedness, and performance of any and all liabilities and obligations of Borrower to Banks or Agent created at any time under, or pursuant to the terms of the Credit Agreement and of the promissory notes issued by Borrower to Banks evidencing the same (herein, as may be amended from time to time, the "Notes"), whether for principal, interest, premiums, fees, expenses or otherwise (all such indebtedness, liabilities and obligations being herein called collectively the "Obligations"), together with any and all reasonable expenses, including without limitation attorneys' fees and disbursements, which may be incurred by Banks or Agent in collecting any or all of the Obligations or enforcing any and all rights against Guarantors under this Guaranty (herein the "Expenses"). Without limiting Guarantors' obligations hereunder and notwithstanding any purported termination of this Guaranty, if any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution, assignment for the benefit of creditors, or similar event with respect to Borrower or any co-guarantor or endorser of all or any of the Obligations shall occur, and such occurrence shall result in the return of (or in such event Banks or Agent shall be requested to return) of any payment or performance of any of the Obligations or Expenses, then (a) without further notice, demand or other action, the obligations of Guarantors hereunder shall be reinstated with respect to (i) such payment or performance returned (or requested to be returned) and (ii) with respect to all further obligations arising as a result of such return or request, and (b) Guarantors shall thereupon be liable therefor, without any obligation on the part of Banks or Agent to contest or resist any such return.

         3.   Nature and Term of Guaranty.
              ---------------------------

         (a) The obligations and liability of Guarantors under this Guaranty shall be independent, joint and several, absolute, primary and direct, irrevocable and unconditional, regardless of: any non-perfection of any collateral security for the Obligations; any lack of validity or enforceability of the Credit Agreement, the Notes or any of the Obligations or Expenses; the voluntary or involuntary liquidation, dissolution, sale or other disposition of all, or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting Borrower or Guarantors or any co-guarantor or endorser of, any or all of the Obligations and Expenses or any of the assets of any of them, or any contest of the validity of this Guaranty in any such proceeding; or any law, regulation or decree now or hereafter in effect in any jurisdiction which might in any manner affect any of such terms or provisions or any of the rights of Banks or Agent with respect thereto or which might cause or permit Borrower or any co-guarantor or endorser of the Obligations and Expenses to invoke any defense to, or any alteration in the time, amount or manner of payment of any or all of the Obligations and Expenses or performance of this Guaranty.

         (b) This Guaranty is a continuing guaranty and shall remain in full force and effect until the Obligations, the Expenses and any and all other amounts payable hereunder shall have been paid in full and no further loans or advances are available under the Credit Agreement and the period during which any payment by Borrower or Guarantors is or may be subject to rescission, avoidance or refund under the United States Bankruptcy Code (or any similar state statute) shall have expired.

         4.   Payment in Accordance with Note and Loan Agreement.
              --------------------------------------------------

         (a) Guarantors hereby guarantee that the Obligations and Expenses shall be paid and performed strictly in accordance with the terms of the Notes and the Credit Agreement.

         (b) If any Obligation or Expense is not paid or performed by the Borrower punctually, subject to any applicable grace period, including without limitation any Obligation due by acceleration of the maturity thereof, Guarantors will, upon the Agent's demand on behalf of Banks, immediately pay or perform such Obligation or Expense or cause the same to be paid or performed. Guarantors will pay to Agent, upon demand, all reasonable costs and expenses, including the Expenses, which may be incurred by Banks or Agent in the collection or enforcement of Guarantors' obligations under this Guaranty.

         5.   Rights and Remedies of Agent.  Agent, in its sole discretion, may
              ----------------------------
proceed to exercise any right or remedy which it may have under this Guaranty against any Guarantor without first pursuing or exhausting any rights or remedies which it may have against Borrower, any other guarantor or against any other person or entity or any collateral security, and may proceed to exercise any right or remedy which it may have under this Guaranty without regard to any actions or omissions of any other person or entity, in any manner or order, without any obligation to marshal in favor of Guarantors or other persons or entities and without releasing any of Guarantors' obligations hereunder with respect to any unpaid Obligations and Expenses. No remedy herein conferred upon or reserved to Banks or Agent is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity.

         6.   Actions Not Affecting Guaranty.  Banks and Agent may, at any time
              ------------------------------
or from time to time, in such manner and upon such terms as it may deem proper, extend or change the time of payment or the manner or place of payment of, or otherwise modify or waive any of the terms of, or release, exchange, settle or compromise any or all of the Obligations and Expenses or any collateral security therefor, or subordinate payment of the same, or any part thereof, to the payment of any other indebtedness, liabilities or obligations of Borrower which may at any time be due or owing to Banks or Agent or anyone, or elect not to enforce any of Banks or Agent's rights with respect to any or all of the Obligations and Expenses or any collateral security therefor, all without notice to, or further assent of Guarantors and without releasing or affecting Guarantors' obligations hereunder. In furtherance and not in limitation of the foregoing, Guarantors hereby acknowledge and agree that pursuant to Paragraph 2.1(c) of the Credit Agreement the allocation of the Loan under the Credit Agreement between the Acquisition Commitment and the Revolving Commitment may be changed from time to time at the request of the Borrower, upon the terms and conditions set forth in Paragraph 2.1(c) of the Credit Agreement, in any case without the consent, approval or acknowledgment of, or notice to, the Guarantors and without releasing or affecting their respective obligations with respect to the Obligations and Expenses or otherwise under this Guaranty.

         7.   Payments Under Guaranty.  All payments by Guarantors hereunder
              -----------------------
shall be made in immediately available funds and in lawful money of the United States of America to the Agent at its office at 1339 Chestnut Street, Philadelphia, PA 19101 or at such other location as Agent shall specify by notice to Guarantors. All payments by Guarantors under this Guaranty shall be made by Guarantors solely from Guarantors' own funds and not from any funds of Borrowers.

         9.   Modifications and Waivers.  No failure or delay on the part of
              -------------------------
Banks or Agent in exercising any power or right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power under this Guaranty. No modification or waiver of any provision of this Guaranty nor consent to any departure therefrom shall, in any event, be effective unless the same is in writing signed by Banks and Agent and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to, or demand on Guarantors, in any case, shall entitle Guarantors to any other or further notice or demand in similar or other circumstances.

         10.  Guarantors' Waiver.  Guarantors hereby waive promptness,
              ------------------
diligence, presentment, demand, notice of acceptance and any other notice with respect to any of the Obligations, the Expenses and this Guaranty.

         11.  Subordination of Subrogation.  Guarantors hereby expressly agree
              ----------------------------
that they shall not exercise, against Borrower, any other guarantor, maker, endorser or person (a) any right which Guarantors may now have or hereafter acquire by way of subrogation under this Guaranty, by law or otherwise or by way of reimbursement, indemnity, exoneration, or contribution; or (b) any right to assert defenses as the primary obligor of the Obligations; or (c) any other claim which it now has or may hereafter acquire against Borrower or any other person or against or with respect to Borrower's property (including, without limitation, any property which has been pledged to secure the Obligations); or
(d) any right to enforce any remedy which Banks or Agent may now have or hereafter acquire against Borrower or any other guarantor, maker or endorser; in any case, whether any of the foregoing claims, remedies and rights may arise in equity, under contract, by payment, statute, common law or otherwise, until all Obligations and Expenses have been indefeasibly paid in full. If in violation of the foregoing any amount shall be paid to Guarantors on account of any such rights at any time, such amount shall be held in trust for the benefit of Banks and Agent and shall forthwith be paid to Agent to be credited and applied against the Obligations and Expenses, whether matured or unmatured, in accordance with the terms of the Notes and the Credit Agreement.

         12.  No Setoff by Guarantor.  No setoff, counterclaim, deduction,
              ----------------------
reduction, or diminution of any obligation, or any defense of any kind or nature which Guarantors have or may have against Borrower or Banks or Agent shall be available hereunder to Guarantors.

         14.  Representations and Covenants.  Each Guarantor hereby makes and
              -----------------------------
affirms each of the representations and warranties set forth in Section 3 of the Credit Agreement as to it, and agrees that it shall comply with and be bound by the covenants set forth in Sections 4 and 5 of the Credit Agreement, on a several basis or together with Borrower and Parent, on a consolidated basis with respect to Parent and its consolidated Subsidiaries, as set forth in the Credit Agreement as fully as if set forth herein in their entirety.

         16.  Appointment of Agent for Service of Process.  If for any reason
              -------------------------------------------
any Guarantor not be subject to service of process in the Commonwealth of Pennsylvania during the term of this Guaranty, each Guarantor hereby appoints, without power of revocation, each officer of Parent as the agent of such Guarantor upon whom may be served all process, pleadings, notices or other documents which may be served upon such Guarantor under this Guaranty.

         17.  Addresses for Notices.  All requests, consents, notices and other
              ---------------------
communications required or permitted hereunder or in connection herewith shall be deemed satisfactorily given if in writing and delivered personally or by registered or certified mail, postage pre-paid, by reliable overnight courier, or by telecopier to the parties at their respective addresses set forth below or at such other address as may be given by any party to the other in writing in accordance with this Section 17:

         If to any Guarantor, addressed to such Guarantor at:

              2200 Renaissance Boulevard
              Suite 300
              King of Prussia, PA  19406
              Attention:  Bruce J. Feldman
              Telecopier:  (610) 272-3131

         If to Borrower:

              Home Health Corporation of Delaware, Inc.
              2200 Renaissance Boulevard
              Suite 300
              King of Prussia, PA  19406
              Attention:  Bruce J. Feldman
              Telecopier:  (610) 272-3131

         If to Banks or Agent:

              CoreStates Bank, N.A., Agent
              1339 Chestnut Street
              Philadelphia, PA  19101
              Attention:  Jennifer W. Leibowitz
              Telecopier:  (215) 973-2738

         18.  Continuing Guaranty; Transfer of Note.  This Guaranty is a
              -------------------------------------
continuing guaranty and shall (i) remain in full force and effect until the Obligations, the Expenses and all other amounts payable under this Guaranty shall have been paid in full and the period during which any payment by Borrower or Guarantors is or may be subject to avoidance or refund under the United States Bankruptcy Code (or any similar statute) shall have expired, (ii) be binding upon Guarantors and the personal representatives, heirs, successors and assigns of Guarantors, and (iii) inure to the benefit of, and be enforceable by Banks and Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), Banks may endorse, assign or otherwise transfer the Notes to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to Banks herein or otherwise.

         19.  Entire Agreement.  This Guaranty constitutes the entire agreement,
              ----------------
and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         20.  Severability.  The invalidity or unenforceability of any one or
              ------------
more portions of this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty.

         21.  Counterparts.  This Guaranty may be executed by Guarantors in
              ------------
several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

         22.  Governing Law.  This Guaranty shall be deemed to be a contract
              -------------
under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with such laws.

         23.  Jurisdiction, Venue, Trial By Jury.  Guarantors hereby (a) agree
              ----------------------------------
that any litigation, action or proceeding arising out of or relating to this Guaranty shall be instituted in the courts of the Commonwealth of Pennsylvania or the United States District Courts for the Districts of Pennsylvania; (b) waive any objection which Guarantors might have now or hereafter to the venue in such courts of any such litigation, action or proceeding; (c) irrevocably submit to the venue and exclusive jurisdiction of such courts in any such litigation, action or proceeding; (d) irrevocably consent to personal jurisdiction in such courts; (e) agree that service of process upon Guarantors may be effected by certified mail to the address provided in Section 17 of this Guaranty or by any other means permitted by law; (f) waive any claim or defense of inconvenient forum; and (g) waives any right to trial by jury. The foregoing shall not preclude Banks or Agent from seeking to enforce this Guaranty in any other court of competent jurisdiction.

         IN WITNESS WHEREOF, for good and valuable consideration and intending to be legally bound hereby, this Guaranty has been executed on behalf of Guarantors as of the date hereof.


HOME HEALTH CORPORATION OF                     HHCD, INC.
 AMERICA, INC.                                 HHCDME, INC.
PENNSYLVANIA HOME HEALTH                       PROFESSIONAL HOME HEALTH
SERVICES/PHILADELPHIA, INC.                     SERVICES, INC.
PENNSYLVANIA HOME HEALTH                       HOME HEALTH CORPORATION OF
 SERVICES/NORTHEAST, INC.                       AMERICA, INC.-TAMPA
PENNSYLVANIA HOME CARE, INC.                   HOME HEALTH CORPORATION OF
HOME CARE MEDICAL SUPPLY AND                    AMERICA, INC.-TAMPA
 EQUIPMENT, INC.                                DIAGNOSTIC SERVICES
NUTRITIONAL HOME HEALTH                        HOME HEALTH CORPORATION OF
 SERVICES, INC.                                 AMERICA, INC. - PINELLAS
ALL CARE HEALTH SERVICES, INC.                 HOME HEALTH CORPORATION OF
ALL-CARE HOME HEALTH                            AMERICA, INC.- ST. PETERSBURG
 SERVICES, INC.                                HOME HEALTH CORPORATION OF
HOME HEALTH CORPORATION OF                      AMERICA, INC. - TAMPA NURSING
 AMERICA, INC./FT. PIERCE HOME                 PENNSYLVANIA HOME HEALTH
 HEALTH SERVICES                                SERVICES/SUBURBAN, INC.
                                               HHCA, INC. - DELAWARE
(Continued in next column)                     HHCA - SERVICE CO.

By:/s/James J. Swiniuch                        By:/s/Bruce J. Colburn
   ---------------------                          --------------------
   Name: James J. Swiniuch                        Name: Bruce J. Colburn
   Title: Vice President                          Title: Chief Financial Officer

                     AMENDED AND RESTATED PLEDGE AGREEMENT
                     -------------------------------------

         THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this "Agreement") is made this 22 day of August, 1996 by HOME HEALTH CORPORATION OF AMERICA, INC., a Pennsylvania corporation ("Parent"), and HOME HEALTH CORPORATION OF DELAWARE, INC., a Delaware corporation ("Delaware"), each with an office at 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania 19406-2755 (Parent and Delaware each individually a "Pledgor" and individually and collectively "Pledgors") in favor of CORESTATES BANK, N.A. ("CoreStates"), as agent for the Banks under the Credit Agreement referred to below ("Pledgee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Pledgors have executed that certain Pledge Agreement dated March 3, 1995, as amended (the "Existing Pledge Agreement") in favor of CoreStates pursuant to that certain Amended and Restated Credit Agreement dated March 3, 1995, as amended (the "Existing Credit Agreement"); and

         WHEREAS, the Existing Credit Agreement has been amended and restated in its entirety pursuant to the Second Amended and Restated Credit Agreement dated of even date herewith among Delaware, the Banks signatory thereto and CoreStates as Agent for the Banks (as amended from time to time, the "Credit Agreement"); and

         WHEREAS, this Agreement amends and restates the Existing Pledge Agreement in its entirety in order to reflect the amendment of the Existing Credit Agreement pursuant to the Credit Agreement, provided, however, that the execution and delivery of this Agreement shall not constitute a novation and shall not be deemed to have extinguished or discharged the collateral granted pursuant to the Existing Pledge Agreement, all of which shall continue under and be governed by this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Pledgors hereby agree as follows:

    A. Pledgors each hereby assign and pledge to Pledgee, for the benefit of Banks, and grant to Pledgee, for the benefit of Banks, a security interest in, all shares of capital stock and/or other securities of their respective subsidiaries (other than inactive Subsidiaries), now owned or hereafter acquired by each such Pledgor or in which a Pledgor at any time has a legal or beneficial interest (hereinafter referred to as the "Securities," which Securities together with all additions thereto, substitutions or exchanges therefor, proceeds thereof and distributions thereon shall be referred to collectively herein as the "Collateral"), all of which Securities are described on Schedule A attached hereto and made a part hereof (as the same may from time to time be amended in writing by the parties hereto), as collateral security for the payment and performance of all indebtedness, liability and obligations of the Companies (as defined below) to Pledgee or Banks, including without limitation all indebtedness and obligations, whether for principal, interest, fees, expenses or otherwise, now existing or hereafter created or arising under the Credit Agreement, the Guaranty dated of even date herewith by Parent and its subsidiaries other than Delaware (and other than inactive subsidiaries) (Parent, Delaware and such other subsidiaries, each individually a "Company" and individually and collectively the "Companies"), and any other documents, agreements and instruments now or hereafter executed thereunder or in connection therewith including this Agreement, each as may be amended, modified, restated or supplemented from time to time (herein collectively the "Obligations," with such agreements, documents and instruments evidencing and documenting the Obligations being herein referred to collectively as the "Documents").

    B.   Each Pledgor represents and warrants that:

         1. Such Pledgor has good title to its respective Securities free and clear of all liens and encumbrances except the security interest created hereby; and such Securities constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of each Company other than Parent.

         2. The Securities are validly issued, fully paid and nonassessable and are not subject to any charter, bylaw, statutory, contractual or other restrictions governing their issuance, transfer, ownership or control.

         3. Such Pledgor has delivered to Pledgee all stock certificates, promissory notes, bonds, debentures or other instruments or documents representing or evidencing the Securities, together with corresponding assignment or transfer powers duly executed in blank by such Pledgor, and this Agreement and such powers have been duly and validly executed and are binding and enforceable against Pledgors in accordance with their terms; and the pledge of the Securities in accordance with the terms hereof creates a valid and perfected first priority security interest in the Securities securing payment of the Obligations.

         4. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either
(i) for the pledge by such Pledgor of the Securities pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor or (ii) for the exercise by Pledgee, on behalf of Banks, of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (except (A) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and (B) laws affecting or regulating the transfer or control of licences or authorities with respect to the provision of health care services).

    C. Each Pledgor agrees not to (i) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Collateral, except the security interest under this Agreement. Each Pledgor agrees to pledge hereunder, immediately upon acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of any Company.

    D. Prior to the full payment and performance of the Obligations, Pledgee shall be entitled to receive, as additional Collateral for the benefit of Banks and Pledgee, any and all additional shares of stock or any other property of any kind distributable on or by reason of the Securities pledged hereunder, whether in the form of or by way of stock dividends, warrants, partial liquidation, conversion, prepayments or redemptions (in whole or in part), liquidation, or otherwise with the sole exception of normal, regularly declared cash dividends to the extent permitted by the Documents. If any such property, other than such permitted cash dividends, shall come into the possession or control of a Pledgor, such Pledgor shall hold or control and forthwith transfer and deliver the same to Pledgee subject to the provisions hereof.

    E.   So long as no Event of Default under Credit Agreement has occurred:

         1. Pledgors shall be entitled to receive and retain any normal, regularly declared cash dividends or interest payments (as the case may be) paid on the Securities pledged hereunder to the extent permitted under the Documents.

         2. Pledgors may exercise all voting rights, if any, pertaining to the Securities for any purpose not inconsistent with the terms hereof or of the Obligations or Documents. In the event the Securities have been transferred into the name of Pledgee or a nominee or nominees of Pledgee prior to default, Pledgee or its nominee will execute and deliver upon request of a

Pledgor an appropriate proxy in order to permit such Pledgor to vote, if applicable, the same.

    F. Each Pledgor shall take all actions (and execute and deliver from time to time all instruments and documents) necessary or appropriate or reasonably requested by Pledgee, to continue the validity, enforceability and perfected status of the pledge of Securities hereunder.

    G. Pledgee shall be under no obligation to take any actions and shall have no liability (except for gross negligence or willful misconduct) with respect to the preservation or protection of the pledged Securities or any underlying interests represented thereby as against any prior or other parties. In the event a Pledgor requests that Pledgee take or omit to take action(s) with respect to the Collateral, Pledgee may refuse so to do with impunity if Pledgors do not, upon request of Pledgee, post sufficient, creditworthy indemnities with Pledgee which, in Pledgee's sole discretion, are sufficient to hold it harmless from any possible liability of any kind in connection therewith.

    H. Each Pledgor agrees that Pledgee and Banks, at any time and without affecting Pledgee's rights in the pledged Securities and without notice to Pledgors, may grant any extensions, releases or other modifications of any kind respecting the Documents, Obligations and any collateral security therefor and Pledgors, except as otherwise provided herein or in the Documents, waive all notices of any kind in connection with the Obligations, the Documents and any changes therein or defaults or enforcement proceedings thereunder, whether against Pledgors or any other party. Each Pledgor hereby waives any rights it has at equity or in law to require Pledgee to apply any rights of marshalling or other equitable doctrines in the circumstances. In furtherance and not in limitation of the foregoing, Pledgors hereby acknowledge and agree that pursuant to Paragraph 2.1(c) of the Credit Agreement the allocation of the Loan under the Credit Agreement between the Acquisition Commitment and the Revolving Commitment may be changed from time to time at the request of Borrower, upon the terms and conditions set forth in Paragraph 2.1(c) of the Credit Agreement, in any case without the consent, approval or acknowledgment of, or notice to, the Pledgors and without releasing or affecting the pledge hereunder.

    I.   After the occurrence of an Event of Default under the Credit Agreement:

         1. Pledgee, on behalf of Banks, may transfer or cause to be transferred any of the pledged Securities into its own or a nominee's or nominees' names.

         2. Pledgee, on behalf of Banks, shall be entitled to receive and apply in payment of the Obligations any cash dividends, interest or other payment on the pledged Securities.

         3. Pledgee shall be entitled to exercise in Pledgee's discretion, on behalf of Banks, all voting rights, if any, pertaining thereto and in connection therewith and at the written request of Pledgee, each Pledgor shall execute any appropriate dividend, payment or brokerage orders or proxies.

         4. Each Pledgor shall take any action necessary or required or requested by Pledgee, in order to allow Pledgee fully to enforce the pledge of the Securities hereunder and realize thereon to the fullest possible extent, including but not limited to the filing of any claims with any court, liquidator or trustee, custodian, receiver or other like person or party.

         5. Pledgee, on behalf of Banks, shall have all the rights and remedies granted or available to it hereunder, under the Uniform Commercial Code as in effect from time to time in Pennsylvania, under any other statute or the common law, or under any of the Documents, including the right to sell the pledged Securities or any portion thereof at one or more public or private sales upon ten (10) days' written notice and to bid thereat or purchase any part or all thereof in its own or a nominee's or nominees' names, free and clear of any equity of redemption; and to apply the net proceeds of the sale, after deduction for any expenses of sale, including the payment of all Pledgee's reasonable attorneys' fees in connection with the Obligations and the sale, to the payment of the Obligations in any manner or order which Pledgee in its sole discretion may elect, without further notice to or consent of Pledgor and without regard to any equitable principles of marshalling or other like equitable doctrines.

         6. Pledgee may increase, in its sole discretion, but shall not be required to do so, the Obligations by making additional advances or incurring expenses for the account of Pledgor deemed appropriate or desirable by Pledgee in order to protect, enhance, preserve or otherwise further the sale or disposition of the Collateral or any other property it holds as security for the Obligations.

    J. Each Pledgor recognizes that Pledgee may be unable to effect a sale to the public of all or part of the Securities by reason of certain prohibitions or restrictions in the federal or state securities laws and regulations (herein collectively called the "Securities Laws"), or the provisions of other federal and state laws, regulations or rulings, but may be compelled to resort to one or more sales to a restricted group of purchasers who will be required to agree to acquire the Securities for their own account, for investment and not with a view to the further distribution or resale thereof without restriction. Pledgor agrees that any sale(s) so made may be at prices and on other terms less favorable to Pledgors than if the Securities were sold to the public, and that Pledgee has no obligation to delay sale of the Securities for period(s) of time necessary to permit the issuer thereof to register the Securities for sale to the public under any of the Securities Laws. Each Pledgor agrees that negotiated sales whether for cash or credit made under the foregoing circumstances shall not be deemed for that reason not to have been made in a commercially reasonable manner. Each Pledgor shall cooperate with Pledgee and shall satisfy any requirements under the Securities Laws applicable to the sale or transfer of the Securities by Pledgee.

         In connection with any sale or disposition of the Collateral, Pledgee is authorized to comply with any limitation or restriction as it may be advised by its counsel is necessary or desirable in order to avoid any violation of applicable law or to obtain any required approval of the purchaser(s) by any governmental regulatory body or officer and it is agreed that such compliance shall not result in such sale being considered not to have been made in a commercially reasonable manner nor shall Pledgee be liable or accountable by reason of the fact that the proceeds obtained at such sale(s) are less than might otherwise have been obtained.

         Pledgee may elect to obtain the advice of any independent nationally-known investment banking firm, which is a member firm of the New York Stock Exchange, with respect to the method and manner of sale or other disposition of any of the Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition. Pledgee, in its sole discretion, may elect to sell on such credit terms which it deems reasonable.

    K. Pledgors will, jointly and severally, pay Pledgee the amount of any reasonable expenses including counsel fees and expenses incurred by Pledgee in connection with (i) the administration of this Pledge Agreement, (ii) the custody, preservation, sale or collection or realization of the Collateral, (iii) the exercise or enforcement of Pledgee's rights hereunder, or (iv) the failure of a Pledgor to perform hereunder.

    L. This Pledge Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns and shall be governed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania; and any terms used herein which are defined in the Uniform Commercial Code as enacted in Pennsylvania shall have the meanings therein set forth.

    M. If Pledgee or Banks shall waive any rights or remedies arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events. No delay by Pledgee or Banks in the exercise of any right or remedy shall under any circumstances constitute or be deemed to be a waiver, express or implied, of the same and no course of dealing between the parties hereto shall constitute a waiver of Pledgee's or Banks' rights or remedies.

    N. Each Pledgor hereby irrevocably appoints Pledgee as its attorney-in-fact upon the occurrence and during the continuation of an Event of Default to execute, deliver and record, if appropriate, from time to time any instruments or documents in connection with the Collateral, in such Pledgor's or Pledgee's names.

    O. This Pledge Agreement represents the entire understanding of the parties with respect to the subject matter and no modification or change herein shall be effective unless contained in a writing signed by the parties hereto.

         IN WITNESS WHEREOF, the Pledgors have executed this Pledge Agreement as of the 22 day of August, 1996.

ATTEST:                           HOME HEALTH CORPORATION OF
                                     AMERICA, INC.



By:/s/ James J Swinivch      By:/s/ Bruce J. Colburn
   --------------------         --------------------
   Name:James J. Swinivch       Name:Bruce J. Colburn
   Title:Vice President         Title:Chief Financial Officer

                             [EXECUTIONS CONTINUED]


ATTEST:                           HOME HEALTH CORPORATION OF
                                     DELAWARE, INC.



By:/s/James J. Swiniuch              By:/s/Bruce J. Colburn
   --------------------                _____________________
   Name:James J. Swiniuch            Name:Bruce J. Colburn
   Title:Vice President,             Title:Chief Financial Officer
         Home Health Corp
         of America, Inc.

                                   SCHEDULE A

                               Pledged Securities
                               ------------------


OWNER: HOME HEALTH CORPORATION OF AMERICA, INC.

                                           Certificate          Number of
Description of Securities                  Number               Shares
- -------------------------                  -----------          ---------
Pennsylvania Home Health                       3                1,000
 Services/Philadelphia, Inc.

Pennsylvania Home Health                       2                1,000
 Services/Northeast, Inc.

Pennsylvania Home Care, Inc.                   5                1,000

All Care Health Services, Inc.                 4                7,500

Home Health corporation of                     2                1,000
 America, Inc./Ft. Pierce
 Home Health Services

Home Health Services of                        1                1,000
 Delaware, Inc.

Nutritional Home Health                        2                1,000
 Services, Inc.

Home Care Medical Supply                       2                1,000
 and Equipment, Inc.

All-Care Home Health Services, Inc.            4                1,000

Home Health Corporation of                     1                1,000
 America, Inc. - Tampa

Home Health Corporation of America,            1                1,000
 Inc. - Tampa Diagnostic Service

Home Health Corporation of America,            1                  100
 Inc. - Pinellas

Home Health Corporation of America,            1                  100
 Inc. - Tampa Nursing

OWNER: HOME HEALTH CORPORATION OF AMERICA, INC.

                                     Certificate               Number of
Description of Securities            Number                    Shares
- -------------------------------      -----------               ---------

Home Health Corporation of                 1                     100
 America, Inc. St. Petersburg

Pennsylvania Home Health                   2                   1,000
 Services/Suburban, Inc.

HHCA - Service Co.                         1                     100


OWNER: HOME HEALTH CORPORATION OF DELAWARE, INC.

                                     Certificate               Number of
Description of Securities            Number                    Shares
- ---------------------------          -----------               ---------

Professional Home Health                   5                     100
 Services, Inc.

HHCDME, Inc.                               1                   1,000

HHCD, Inc.                                 1                   1,000

HHCA, Inc. - Delaware                      1                     100